Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

AMERICAN WATER ENTERPRISES, LLC,

AMERICAN WATER (USA), LLC,

as Sellers,

AMERICAN WATER RESOURCES, LLC,

PIVOTAL HOME SOLUTIONS, LLC,

AMERICAN WATER RESOURCES HOLDINGS, LLC,

as the Companies,

AMERICAN WATER WORKS COMPANY, INC.,

AND

LAKEHOUSE BUYER INC.,

as Purchaser

DATED AS OF OCTOBER 28, 2021

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3.17	LABOR MATTERS	32

3.18	EMPLOYEE BENEFITS	33

3.19	SERVICE CONTRACTS	35

3.20	BROKERS	35

3.21	FCPA	35

3.22	SANCTIONS	35

3.23	LIMITATIONS	35

	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	ORGANIZATION AND POWER	36

4.2	DUE AUTHORIZATION	36

4.3	NO CONFLICT	36

4.4	LITIGATION	37

4.5	REQUIRED CONSENTS	37

4.6	FINANCIAL ABILITY	37

4.7	INVESTMENT INTENT	38

4.8	SOLVENCY	38

4.9	QUALIFICATION; BONDING	39

4.10	BROKERS	39

	ARTICLE 5
	COVENANTS OF THE PARTIES

5.1	REGULATORY COMPLIANCE; CONSENTS	39

5.2	INTERIM PERIOD ACCESS	41

5.3	POST-CLOSING RETENTION AND ACCESS TO RECORDS	43

5.4	PRESS RELEASES	43

5.5	OPERATION OF BUSINESS	43

5.6	EMPLOYEE MATTERS	47

5.7	FURTHER ASSURANCES	50

5.8	EXCLUSIVITY	50

5.9	TERMINATION OF AFFILIATE OBLIGATIONS	50

5.10	CONFIDENTIALITY	51

5.11	DIRECTORS’ AND OFFICERS’ INSURANCE	52

5.12	PURCHASER’S DUE DILIGENCE INVESTIGATION	53

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5.13	RELEASE OF SUPPORT OBLIGATIONS	55

5.14	SELLERS’ MARKS	57

5.15	INTELLECTUAL PROPERTY COVENANTS; WEBSITES AND SOCIAL MEDIA SITES	57

5.16	TRANSFER OF ASSETS	58

5.17	EQUITY COMMITMENT LETTER	58

5.18	NON-SOLICITATION	58

5.19	INSURANCE CLAIMS	58

5.20	COMMON INTEREST AND COOPERATION AGREEMENT	59

	ARTICLE 6
	CONDITIONS TO CLOSING

6.1	CONDITIONS OF THE SELLERS AND COMPANIES TO CLOSING	59

6.2	CONDITIONS OF THE PURCHASER TO CLOSING	60

	ARTICLE 7
	CLOSING

7.1	TIME AND PLACE OF THE CLOSING	60

7.2	SELLERS’ DELIVERABLES	61

7.3	PURCHASER’S DELIVERABLES	62

	ARTICLE 8
	TAX MATTERS

8.1	LIABILITY FOR TAXES	62

8.2	PREPARATION AND FILING OF COMPANY TAX RETURNS	63

8.3	CONTEST PROVISIONS	64

8.4	POST-CLOSING ACTIONS WHICH AFFECT THE SELLERS’ TAX LIABILITY	65

8.5	REFUNDS	65

8.6	CHECK THE BOX ELECTIONS	65

8.7	SECTION 338(H)(10) ELECTIONS	66

8.8	COOPERATION ON TAX MATTERS	67

8.9	CHARACTERIZATION OF TAX INDEMNIFICATION PAYMENTS	67

8.10	SURVIVAL OF TAX MATTERS COVENANTS	67

	ARTICLE 9
	TERMINATION

9.1	TERMINATION	67

9.2	EFFECT OF TERMINATION	69

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	ARTICLE 10
	INDEMNIFICATION; LIMITATIONS

10.1	NO SURVIVAL; EXCLUSIVE REMEDY; REPRESENTATIONS AND WARRANTIES INSURANCE POLICY	69

10.2	REPRESENTATIONS AND WARRANTIES INSURANCE POLICY	70

10.3	INDEMNITY	71

	ARTICLE 11
	MISCELLANEOUS

11.1	COUNTERPARTS	73

11.2	NOTICES	73

11.3	SALES OR USE TAX, RECORDING FEES AND SIMILAR TAXES AND FEES	74

11.4	EXPENSES	74

11.5	GOVERNING LAW	75

11.6	DISPUTE RESOLUTION	75

11.7	CAPTIONS	75

11.8	WAIVERS	75

11.9	ASSIGNMENT	76

11.10	ENTIRE AGREEMENT	76

11.11	AMENDMENT	76

11.12	NO THIRD-PERSON BENEFICIARIES	76

11.13	SEVERABILITY	76

11.14	TIME OF THE ESSENCE	77

11.15	REFERENCES	77

11.16	CONSTRUCTION	78

11.17	SPECIFIC PERFORMANCE	78

11.18	LEGAL REPRESENTATION	79

EXHIBITS:

Exhibit A	Representations and Warranties Insurance Policy
Exhibit B	Form of Utility Agreement
Exhibit C	Form of License Agreement
Exhibit D	Form of Seller Note
Exhibit E	Form of Revenue Share Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Common Interest and Cooperation Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated as of October 28, 2021, by and among American Water Enterprises, LLC, a Delaware limited liability company (“American Water Enterprises”), American Water (USA), LLC, a Delaware limited liability company (“American Water USA”, and together with American Water Enterprises, the “Sellers”), American Water Resources, LLC, a Virginia limited liability company (“American Water Resources”), Pivotal Home Solutions, LLC, a Delaware limited liability company (“Pivotal”), American Water Resources Holdings, LLC, a Delaware limited liability company (“American Water Holdings” and together with American Water Resources and Pivotal, the “Companies”), American Water Works Company, Inc., a Delaware corporation (“AWK”) solely for the purposes of being bound as a “Seller” for the provisions of Sections 5.1, 5.4, 5.8, 5.10, 5.11, 5.13, 5.14, 5.15, 5.16, 5.18 and 5.19 hereof, and Lakehouse Buyer Inc., a Delaware corporation (the “Purchaser”, and, together with the Sellers, AWK and the Companies, the “Parties”).

RECITALS

WHEREAS, American Water Enterprises owns, beneficially and of record, all of the issued and outstanding membership units of American Water Resources and Pivotal (the “Enterprise Units”);

WHEREAS, American Water USA owns, beneficially and of record, all of the issued and outstanding membership units of American Water Holdings (the “USA Units” and together with the Enterprise Units, the “Units”);

WHEREAS, American Water Holdings owns, beneficially and of record, all of the issued and outstanding membership units of American Water Resources of Florida, LLC, a Delaware limited liability company (“American Water Florida”), and American Water Resources of Texas, LLC, a Delaware limited liability company (“American Water Texas” and, together with American Water Florida, the “Subsidiaries”);

WHEREAS; the Companies and the Subsidiaries are engaged in the business of providing service line protection contracts to homeowners (as such business is conducted by the Companies and the Subsidiaries as of the date hereof, the “Business”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Apax X USD L.P., Apax X EUR L.P., Apax X USD 2 L.P., Apax X EUR 1 L.P. and Apax X EUR SCSp (each, a “Sponsor” and, collectively, the “Sponsors”) have duly executed an equity commitment letter (the “Equity Commitment Letter”), whereby the Sponsors have committed to invest or cause to be invested in the equity capital of Purchaser in the amount and in the terms set forth therein, including all obligations hereunder (including payments of any consideration hereunder or any Liabilities or Losses payable pursuant to Section 9.2); and

WHEREAS, the Sellers desires to sell the Business by selling the Units, and the Purchaser desires to purchase the Business by purchasing the Units, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement:

(a) “Accounting Principles” means the accounting methods, practices, principles, policies, procedure and conventions, that were used by the Companies in the preparation of the Balance Sheet, applied on a consistent basis and including as described in part on Schedule 1.1(a).

(b) “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting or other securities, pursuant to a written agreement, or otherwise; provided, however, that (i) such term, when used in reference to Purchaser, shall not include the Sponsors or any of the investment funds advised by Apax Partners US, LLC or any portfolio company in which the Sponsors, or any of such investment funds, hold directly or indirectly, an equity interest and (ii) after the Closing, the Companies and the Subsidiaries shall be Affiliates of the Purchaser and not Affiliates of the Sellers.

(c) “Ancillary Documents” means this Agreement, the Equity Commitment Letter, the Utility Agreements, the Seller Note, the Revenue Share Agreement, the License Agreements, the Transition Services Agreement, the Common Interest and Cooperation Agreement and all other agreements, documents and instruments relating to this Agreement.

(d) “Base Amount” means $1,200,000,000.

(e) “Base Cash Amount” means the Base Amount less the Seller Note Amount.

(f) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York, United States of America.

(g) “Business Employees” means the employees of the Companies and the Subsidiaries as of the Closing, including any such employees who are not actively at work on the Closing Date due to a leave of absence covered by the Family and Medical Leave Act of 1993 or any other authorized leave of absence.

(h) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

(i) “Cash” means, as of any specified time, (i) the amount of all cash on hand at the Companies and the Subsidiaries and in their respective bank, lock box and other accounts (including cash resulting from checks and drafts deposited but not yet cleared at such time for the account of the Companies and the Subsidiaries or in the possession of the Companies or the Subsidiaries which are to be deposited for the account of the Companies or the Subsidiaries), plus (ii) the amount of all cash equivalents and marketable securities owned by the Companies and the Subsidiaries, plus (iii) pending electronic funds transfers for the account of the Companies and the Subsidiaries, minus (iv) outstanding checks issued or pending electronic fund transfer, by the Companies or the Subsidiaries, minus (v) any cash, cash equivalent or marketable securities which are not freely usable by the Purchaser because they are subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction; provided, however, that in no event shall “Cash” be deemed to include any cash at any of the Companies or the Subsidiaries that is reserved to satisfy such Company’s or Subsidiary’s regulatory requirements as a service contract provider under applicable Laws (such cash, for the avoidance of doubt, shall be included as a Current Asset in the calculation of Net Working Capital as specified herein).

(j) “Closing Cash” means the amount of consolidated Cash outstanding as of the Effective Time.

(k) “Closing Indebtedness” means the amount of consolidated Indebtedness of the Companies and the Subsidiaries outstanding as of the Effective Time. For the avoidance of doubt, any Indebtedness incurred or otherwise payable through the Closing will be deemed to be outstanding as of the Effective Time.

(l) “Closing Net Working Capital” means the amount of Net Working Capital as of the Effective Time.

(m) “Closing Transaction Expenses” means, to the extent not paid by the Sellers or otherwise paid prior to the Effective Time, the amount of Transaction Expenses incurred by the Companies and the Subsidiaries as of and through the Closing.

(n) “Code” means the United States Internal Revenue Code of 1986, as amended.

(o) “Common Interest and Cooperation Agreement” means the common interest and cooperation agreement in the form of Exhibit G.

(p) “Company Systems” means the computer systems (including the computer Software, firmware and hardware), networks, databases, applications, peripherals, platforms and other similar or related items of automated, computerized and/or Software systems that are used by or relied on by the Companies or the Subsidiaries.

(q) “Confidentiality Agreement” means that certain Confidentiality Agreement dated as of October 29, 2020, by and between Apax Partners, L.P. and AWK, as amended from time to time.

(r) “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services or research and development of the Companies or the Subsidiaries or any of their investors, partners, members, equityholders, affiliates, strategic alliance participants, officers, directors, employees or their respective Affiliates.

(s) “Contract” means any contract, commitment, lease, license, mortgage, bond, note or other instrument, or other legally binding agreement, and all amendments thereto, but excluding any Permits.

(t) “Current Assets” means the consolidated currents assets of the Companies and the Subsidiaries, including only those line items identified as “Current Assets” on the Working Capital Example, as determined in accordance with the Accounting Principles and measured as of the Effective Time.

(u) “Current Liabilities” mean the consolidated current liabilities of the Companies and the Subsidiaries, including only those line items identified as “Current Liabilities” on the Working Capital Example, as determined in accordance with the Accounting Principles and measured as of the Effective Time.

(v) “Data” means the data relating to the Business as currently stored in an electronic or other format on computer servers operated by the Companies or the Subsidiaries (or stored elsewhere), including financial, employee, customer payment and billing information, customer service records, and maintenance records.

(w) “DOJ” means the U.S. Department of Justice.

(x) “Effective Time” 12:01 a.m. local time in New York, New York on the Closing Date.

(y) “Employee Plans” means employee benefit plans, programs, arrangements and agreements (whether or not written), including, without limitation, (i) all “employee benefit plans”, as defined in Section 3.(3) of ERISA, (ii) all retirement, savings and other pension plans; (iii) all health, severance, insurance, disability and other employee welfare plans; and (iv) all employment, incentive, deferred compensation, equity compensation, perquisites, fringe benefit, change of control, retention, vacation and other similar plans, programs, practices or agreements, whether or not subject to ERISA and whether covering one person or more than one person, (x) that are sponsored, maintained or contributed to by the Company, the Subsidiaries, or any of their respective Affiliates, including ERISA Affiliates, for the benefit of, or that otherwise cover, any current or former employee, officer, director or individual independent contractor of the Business or (y) under which the Company, the Subsidiaries, or any of their respective Affiliates, including ERISA Affiliates, has or may reasonably be expected to have any Liability with respect to any current or former employee, officer, director or individual independent contractor of the Business.

(z) “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and other Laws addressing pollution or protection of the environment or biological, natural or cultural resources or human exposure to Hazardous Substances and all regulations implementing the foregoing.

(aa) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(bb) “ERISA Affiliate” means any other Person that is required to be treated as a single employer with the Companies under Section 414 of the Code or Section 4001(a)(14) of ERISA.

(cc) “Fraud” means an act, committed by a Party, with intent to deceive another Party and requires (1) a false representation of material fact made in Article 3 or Article 4 by such Party; (2) with actual knowledge that such representation is false; (3) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; (4) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (5) causing such Party to suffer material loss by reason of such reliance; provided, however, that for the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

(dd) “FTC” means the Federal Trade Commission.

(ee) “Fundamental Representations” means Sections 3.2, 3.3, 3.4, 3.5(a), 3.5(b), 3.5(c), 3.5(d) and 3.10.

(ff) “GAAP” means United States generally accepted accounting principles, as consistently applied by the Companies and the Subsidiaries.

(gg) “Governmental Authority” means any federal, state or local government located in the United States, including any political subdivision, departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(hh) “Group Company Plan” means any Employee Plan (i) that is sponsored, maintained or contributed to or obligated to be contributed to by the Company or the Subsidiaries, or (ii) under which the Company or the Subsidiaries has or may reasonably be expected to have any Liability as of or following the Closing.

(ii) “Hazardous Substance” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum and petroleum-containing materials, radiologically-enhanced materials, leaded paints, harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or that could give rise to liability under any Environmental Law; provided, however, that to the extent present in reasonable quantities and in compliance with applicable Environmental Laws, Hazardous Substances shall not include any (i) naturally occurring substances that are present in the environment as a result of natural processes, (ii) commercially available office cleaning supplies and materials, or (iii) used, obsolete or scrap electronic products, parts or components, including by way of illustration and not limitation, computers, computer monitors, rechargeable batteries and the like.

(jj) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(kk) “Indebtedness” means with respect to any specified Person at the specified time, without duplication, any of the following: (i) obligations, including principal and interest, with respect to borrowed money; (ii) payment obligations evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation) that are not evidence of trade payable; (iii) payment obligations for a deferred purchase price of property, business, assets, securities or services in respect of which the Companies or any of their Subsidiaries is liable, contingently or otherwise (including the maximum amount for “earn-outs” and “seller notes” payable with respect to the acquisition of any property, business, assets, securities or services) (other than trade payables incurred in the Ordinary Course of Business to the extent included in Net Working Capital); (iv) off-balance sheet financing; (v) obligations, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, surety bonds, performance bonds, letters of credit, or similar arrangements, but only to the extent drawn; (vi) all obligations of such Person created or arising under any conditional sale or title retention agreement; (vii) any obligation or liability of the Companies or any of the Subsidiaries as lessee under leases that have been recorded as capital or finance leases in the Financial Statements or which are required to be recorded as capital or finance leases pursuant to GAAP; (viii) any obligation or liability of such Person (determined on the basis of actual, not notional, obligations) with respect to interest rate protection agreements, interest rate swap agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements or arrangements; (ix) any guaranty or securing of any Indebtedness of the type referred to in clauses (i) through (viii) above of any other Person; (x) all fees, accrued or unpaid interest, premiums or penalties (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment) related to any of the foregoing; (xi) all accrued payment obligations in respect of contributions, including employer matching contributions, of the Companies or the Subsidiaries under any “Pension Plan” (as defined in Section 3(2) of ERISA), (xii) all obligations of the Companies or the Subsidiaries in respect of deferred compensation, post-retirement welfare benefits (other than under the Consolidated Omnibus Budget Reconciliation Act of 1985 and similar obligations) and unfunded or underfunded pensions, including for Business Employees, (xiii) all obligations of the Companies or the Subsidiaries in respect of accrued bonuses, accrued commissions, and accrued severance payable to any current or former employee, officer, director or individual independent contractor of the Companies or the Subsidiaries (including the employer portion of any applicable payroll Taxes), (xiv) “tax gross-up” payments, if any, due or payable to any current or former employee, officer, director or individual independent contractor of the Companies or the Subsidiaries (including the employer portion of any applicable payroll taxes); (xv) all unpaid income Tax liabilities of the Company and the Subsidiaries for any Pre-Closing Tax Period, provided that such amounts shall: (A) not be an amount less than zero, and (B) be calculated taking into account Tax assets (including Tax refunds and overpayments of Tax) that are available to offset such Taxes in such jurisdiction as a matter of applicable Law; (xvi) any obligation (including payroll or employment Taxes) deferred pursuant to the CARES Act or similar programs and that remain unpaid as of the Closing Date; and (xvii) declared and unpaid dividends or distribution or amounts owed to the Sellers or their Affiliates; provided, however that with respect to the Companies and the Subsidiaries, Indebtedness shall not include any (A) payables or loans of any kind or nature between any Company or any Subsidiary, on the one hand, and another Company or other Subsidiary, on the other hand and (B) item included in the calculation of Net Working Capital or Transaction Expenses.

(ll) “Insurance Product” means a Contract deemed a home protection contract by the State of California or an insurance contract by the Commonwealth of Virginia sold by one or more of the Companies and the Subsidiaries.

(mm) “Intellectual Property” means all of the following in all jurisdictions throughout the world: (i) patents, patent applications, and any reissue, continuation, continuation in part, divisional, extension or reexamination thereof; (ii) trademarks, trade names, service marks, trade dress, corporate, trade and d/b/a names, logos, slogans, trade dress, domain names, URLs, social and mobile media identifiers and other source indicators, together with all goodwill associated therewith, and all registrations and applications therefor (“Trademarks”); (iii) copyrights, copyrightable or copyrighted works and mask work, and all registrations and applications therefor; (iv) trade secrets and other confidential information; (v) computer programs and software (including source code, object code, executable code, tools, Data, databases, and related documentation) and software implementations of algorithms, models and methodologies (collectively, “Software”); and (vi) all other intellectual property rights.

(nn) “Intercompany Debt” means all Indebtedness between any Company or any Subsidiary, on the one hand, and any Seller or any of their Affiliates (other than the Companies and the Subsidiaries), on the other hand.

(oo) “Knowledge of the Companies” means the actual knowledge, after reasonable inquiry of direct reports, of Eric Palm, Lucas Bonstrom and Meghan Boyle.

(pp) “Knowledge of the Purchaser” means the actual knowledge, after reasonable inquiry of direct reports, of Nedu Ottih and Ashish Karandikar.

(qq) “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.

(rr) “Legal Proceeding” means any litigation, action, arbitration, suit, hearing, claim or other similar proceeding before or by any Governmental Authority.

(ss) “Liability” or “Liabilities” means all obligations, guarantees, and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements, and without regard to (i) whether based on theories of negligence, breach of warranty, strict liability, breach of contract, violation of any consumer protection legislation passed by any Governmental Authority, absolute liability or arising as an obligation of transfer, or the violation of any other applicable legal duty or standard, (ii) the cause thereof or the negligence of any Person, whether such negligence be sole, joint or concurrent, active or passive, or (iii) whether arising before, on or after the Effective Time.

(tt) “License Agreements” means the license agreement between AWIP Holdings LLC and Purchaser, each substantially in the form attached hereto as Exhibit C.

(uu) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance in respect of such property or asset.

(vv) “Loss” means any penalties, judgments, amends, assessments, Taxes, fines, obligations, deficiencies, amounts paid in settlements, costs, damages, losses, interests, expenses (including reasonable attorneys’ or accountants’ fees and expenses) or Liabilities.

(ww) “Material Adverse Effect” means (a) any change, condition or event (“Event”) that has, or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business (including the Business) or the operations, results of operations or condition (financial or otherwise) of the Companies and the Subsidiaries, taken as a whole; provided, however, that any Event, to the extent arising from, relating to, or resulting from any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (i) general economic, financial market, regulatory or political conditions; (ii) the announcement of any of the transactions contemplated hereby or any facts or circumstances relating to the Purchaser or its Affiliates; (iii) general changes in the industries or geographies in which the Companies and the Subsidiaries operate; (iv) changes in Law or arising out of, resulting from or attributable to any action required to be taken under any such changes in Law, in each case, after the date hereof; (v) changes after the date hereof in GAAP, or any other accounting rules, regulation, or standards; (vi) civil unrest or any act of terrorism, declaration of war or other global unrest or international hostilities, including any escalation or worsening thereof; (vii) compliance with the terms of, or the taking of any action required by, this Agreement; (viii) any action taken that is required or expressly permitted by this Agreement or that is taken or not taken at the Purchaser’s written request; (ix) any failure to take any action expressly prohibited by this Agreement; (x) any earthquakes, landslides, hurricanes, tornados, adverse weather conditions, fire or other natural disasters, epidemics, pandemics (including the COVID-19 pandemic) or acts of God, including any escalation or worsening thereof, and any actions of any Governmental Authority in response thereto; (xi) effects or changes that are cured or no longer exist by the Closing; (xii) the failure of the Companies and the Subsidiaries to meet or achieve the results set forth in any internal projection (it being understood that the underlying Events giving rise to the failure to meet any projection shall be take into account in determining whether a Material Adverse Effect shall have occurred, unless such cause is otherwise excepted from this definition); and (xiii) the matters set forth on Schedule 1.1(ww); provided, however, that the exception in (i), (iii), (v), (vi) and (x) shall not apply to the extent that such Event disproportionately impacts the Company or the Subsidiaries, relative to other similarly situated industry participants (in which case, only such incremental disproportionate impact may be taken into account in determining whether there was or has been a material Adverse Effect) and (b) any Event that would reasonably be expected to prevent or materially delay the performance by Sellers or the Companies of any obligations under, or the consummation of the transactions contemplated by, this Agreement.

(xx) “Net Working Capital” means the amount of Current Assets minus the amount of Current Liabilities, it being understood and agreed that under no circumstances shall (i) any line item of “Current Assets” or “Current Liabilities” not included in the Working Capital Example be added or any line item of “Current Assets” or “Current Liabilities” included in the Working Capital Example be removed for any reason or for any purpose; provided that, to the extent any new line items are created between the date presented in the Working Capital Example and Closing, the amounts included therein will be allocated to an existing line item included in the Working Capital Example based on the nature of the new item such that the amounts will form part of the Closing Net Working Capital and (ii) Net Working Capital include any amounts or items to the extent included as Cash, Indebtedness or Transaction Expenses.

(yy) “Net Working Capital Target” means $24,258,000.

(zz) “Ordinary Course of Business” means, with respect to the Companies and the Subsidiaries, an action that is in the ordinary course of normal day-to-day operations of any Company or any Subsidiary, as applicable, consistent in nature, scope and magnitude with the past custom and practice of any Company or any Subsidiary in the operation of its Business; provided, however, that “Ordinary Course of Business” shall include any modifications to the ordinary and usual course of business of the Companies and the Subsidiaries that the Company reasonably believes necessary or appropriate in response to, or otherwise intended to address conditions relating to, COVID-19, including suspending some or all business operations, reducing the workforce of the Companies or the Subsidiaries by terminations, layoffs, or furloughs, and otherwise complying with any Law and quarantine, “shelter in place”, “stay at home”, or “shut down” orders, directives, guidelines, or advisories.

(aaa) “PBGC” means the Pension Benefit Guaranty Corporation.

(bbb) “Permits” means any permit, license, registration, authorization, clearance, exemption, order or certificate from or of any Governmental Authority.

(ccc) “Permitted Lien” means (i) Liens for Taxes, in respect of workers’ compensation, unemployment insurance, pension or employment Laws, or other governmental charges that are not yet delinquent or are being contested in good faith and for which appropriate reserves have been recorded on the Financial Statements in accordance with GAAP; (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course of Business or that are not yet delinquent or are being contested in good faith; (iii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of the Leased Real Property that do not materially impair the continued use of such property in the Business in the manner in which it is currently used; (iv) Liens to secure obligations owed to landlords, lessors or renters under (x) leases or rental agreements for the occupancy or use of personal property or (y) Company Leases, for amounts not yet due; (v) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security regulations; (vi) Liens that will be discharged on or prior to the Closing Date or that will not be so discharged but that were granted with respect to Indebtedness for which the Estimated Cash Purchase Price is reduced, if applicable, pursuant to Section 2.4; (vii) non-exclusive Intellectual Property licenses; (viii) those Liens set forth on Schedule 1.1(ccc); and (ix) other non-monetary and non-financial Liens which would not, individually or in the aggregate, materially impair the continued use of such property and asset in the manner in which it is currently used.

(ddd) “Person” means any individual, corporation, partnership, limited liability company, trust, estate or any other entity.

(eee) “Personal Data” means any information that identifies or could reasonably be linked with a particular individual or household.

(fff) “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

(ggg) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

(hhh) “Privacy Policies” means all publicly posted policies concerning the privacy or security of Personal Data.

(iii) “Proceeding” means any action, audit, arbitration, charge, claim, compliant, demand, investigation, litigation, mediation, petition, suit or other dispute resolution proceeding, whether civil or criminal, at law or in equity by or before any Governmental Authority.

(jjj) “Purchase Price” means the sum of the Cash Purchase Price plus the Seller Note Amount.

(kkk) “Purchaser Group” means Purchaser and its Affiliates.

(lll) “Purchaser Indemnified Parties” means the Purchaser Group, or any member thereof.

(mmm) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into the environment.

(nnn) “Representations and Warranties Insurance Policy” means that certain Buyer-side Representations and Warranties Insurance Policy bound as of the date of this Agreement and issued by Euclid Transactional, LLC, a copy of which is attached as Exhibit A.

(ooo) “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, Affiliates, partners, members, stockholders, financial or other advisors, attorneys, accountants and financing sources.

(ppp) “Revenue Share Agreement” means the revenue share agreement among Purchaser, American Water Resources, Pivotal and AWK substantially in the form attached hereto as Exhibit E.

(qqq) “S&S” means Shearman & Sterling LLP.

(rrr) “Sanctioned Country” means a country or territory that is subject or target of comprehensive Sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and Venezuela).

(sss) “Sanctioned Person” means: (a) any person listed on any Sanctions-related list of designated or blocked persons, and including, but not limited to, any persons listed on the Specially Designated Nationals and Blocked Persons List maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); (b) any person located, organized under the laws of, or resident in a Sanctioned Country; or (c) any person owned or controlled by any of the foregoing.

(ttt) “Sanctions” means all applicable economic or financial sanctions and trade embargoes of the United States (including those administered by OFAC), the United Nations Security Council, the European Union or the United Kingdom.

(uuu) “Seller Group” means the Sellers and each of their respective Affiliates.

(vvv) “Seller Group Indemnified Parties” means the Seller Group, or any member thereof.

(www) “Seller Note” means the secured seller note agreement substantially in the form of Exhibit D.

(xxx) “Seller Note Amount” means $720,000,000.

(yyy) “Service Contract” means a Contract to which one or more of the Companies or the Subsidiaries are a party whereby one or more of the Companies or the Subsidiaries provide products or services to end customers.

(zzz) “Specified Utility Agreement” means the agreement set forth in Schedule 1.1(zzz).

(aaaa) “SRZ” means Schulte, Roth & Zabel LLP.

(bbbb) “Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

(cccc) “Tax” means (i) federal, state, or local taxes, charges, fees, imposts, levies, or other assessments, including all net income, gross receipts, franchise, capital, sales, use, premium, ad valorem, value added, transfer, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments, and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in subsection (i); and (iii) any liability for any item described in subsections (i) and (ii), payable by reason of Contract, assumption, transferee liability, operation of Law, or otherwise.

(dddd) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any Schedule or attachment thereto and any amendment thereof.

(eeee) “Transaction Expenses” means (i) the aggregate amount of all fees, costs and expenses, whether accrued for or not, including that of legal, investment banking, accounting and other advisors or service providers incurred by, or on behalf of, and to the extent payable by the Companies and the Subsidiaries in connection with the transactions contemplated by this Agreement and the other documents contemplated in this Agreement, including brokerage fees, commission, finders’ fees, and expenses and the fees, costs and expenses that would be subject to indemnification under Section 6.1 of the Common Interest and Cooperation Agreement (for the avoidance of doubt, solely to the extent such amounts have not been paid under the Common Interest and Cooperation Agreement), in each case to the extent unpaid as of the Effective Time and (ii) all amounts payable, including after the Closing, in whole or in part, solely as a result of the consummation of the transactions contemplated by this Agreement in respect of any change of control, transaction, incentive, stay, or similar bonus, retention, termination or severance agreements or arrangements or other compensatory payments to any current or former employee, director, officer, agent or individual independent consultant of the Companies or the Subsidiaries, including the employer portion of any payroll or similar taxes and any “tax gross-up” payments, if any, payable with respect to any of the foregoing; provided, however that Transaction Expenses shall not include any item included in the calculation of Net Working Capital or Indebtedness.

(ffff) “Transition Services Agreement” means the transition services agreement among the Parties substantially in the form attached hereto as Exhibit F.

(gggg) “Utility Affiliate” means each of Pennsylvania-American Water Company, New Jersey-American Water Company, Inc., Virginia-American Water Company and Iowa-American Water Company.

(hhhh) “Utility Agreements” mean the utility agreements between either American Water Resources or Pivotal, on the one hand, and each of the Utility Affiliates, on the other hand, pursuant to which each Utility Affiliate shall provide billing and other related services to the Companies in connection with its operation of the Business following Closing, each substantially in the form attached hereto as Exhibit B.

(iiii) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local, and foreign Laws related to plant closings, relocations, mass layoffs, and employment losses.

(jjjj) “Working Capital Example” means a sample calculation of Net Working Capital as of July 31, 2021, prepared in accordance with the terms of this Agreement set forth on Schedule 1.1(jjjj).

1.2 Additional Defined Terms. For the purposes of this Agreement, the following terms have the meanings specified in the indicated Section in this Agreement:

Defined Terms	Section
“Accounting Arbitrator”	2.4(c)
“ADSP”	8.7(b)
“Agreement”	Introduction
“American Water Enterprises”	Introduction
“American Water Florida”	Introduction
“American Water Holdings”	Introduction
“American Water Resources”	Introduction
“American Water Texas”	Introduction
“American Water USA”	Introduction
“Applicable Employees”	5.6(a)
“AWK”	Introduction
“Balance Sheet”	3.6(b)
“Balance Sheet Date”	3.6(b)
“Bankruptcy and Equity Exceptions”	3.1(b)
“Business”	Introduction
“Cash Purchase Price”	2.4(g)
“Check the Box Elections”	8.6
“Claim”	10.3(d)
“Closing”	7.1
“Closing Date”	7.1
“Closing End Date”	9.1(b)
“Companies”	Introduction
“Company Indemnified Agents”	5.11(a)
“Company Lease”	3.12(d)
“Continuing Employee”	5.6(b)
“Continuing Support Obligation”	5.13(d)
“Delayed Payment”	2.7
“D&O Indemnifying Person”	5.11(a)
“Dispute Notice”	2.4(b)
“Employee List”	3.17(f)
“Enterprise Units”	Introduction
“Equity Commitment Letter”	Introduction
“Equity Financing”	4.6(a)
“Estimated Cash Purchase Price”	2.2
“Estimated Closing Cash”	2.3
“Estimated Closing Indebtedness”	2.3
“Estimated Closing Net Working Capital”	2.3
“Estimated Closing Transaction Expenses”	2.3
“Event”	“Material Adverse Effect” definition
“Final Cash Purchase Price”	2.4(a)
“Final Closing Statement”	2.4(a)
“Final Section 338(h)(10) Allocation”	8.7(b)
“Financial Statements”	3.6(a)
“FSA Balances”	5.6(c)(iii)

“FSA End Date”	5.6(c)(iii)
“FSA Participants”	5.6(c)(iii)
“Indemnified Party”	10.3(d)
“Indemnifying Party”	10.3(d)
“Insurance Policies”	3.15
“Inventions”	5.15(a)(i)
“Leased Real Property”	3.12(d)
“Material Contracts”	3.13(a)
“OFAC”	“Sanctioned Person” definition
“Parties”	Introduction
“Payment Event”	2.7
“Pivotal”	Introduction
“Post-Closing Seller Group”	5.18
“Pre-Closing Returns”	8.2(a)
“Pre-Closing Tax Indemnity”	8.1(a)
“Preliminary Closing Statement”	2.3
“Proposed Section 338(h)(10) Allocation”	8.7(b)
“Purchaser”	Introduction
“Purchaser Covenant Parties”	5.15(a)(ii)
“Purchaser Employee Plans”	5.6(c)
“Purchaser Prepared Returns	8.2(b)
“Regulatory Agreement”	3.7(b)
“Savings Plan”	5.6(e)
“Schedules”	Article 3
“Section 338(h)(10) Elections”	8.7(a)
“Section 338 Allocation Forms”	8.7(b)
“Section 338 Election Forms”	8.7(a)
“Sellers”	Introduction
“Seller 401(k) Plan”	3.18(c)
“Seller Consolidated Returns”	8.2(a)
“Seller Covenant Parties”	5.15(a)(i)
“Seller FSA”	5.6(c)(iii)
“Seller Marks”	0
“Seller Pre-Closing Communications”	11.18
“Seller Prepared Returns”	8.2(a)
“Seller Separate Returns”	8.2(a)
“Service Condition”	3.17(f)
“Software”	“Intellectual Property” definition
“Sponsor” and “Sponsors”	Introduction
“Subsidiaries”	Introduction
“Support Obligations”	5.13(a)
“Tax Proceeding”	8.3
“Terminated Affiliate Obligations”	5.9
“Third-Party Proceeds”	10.3(c)(i)
“Transfer Taxes”	11.3
“Units”	Introduction
“USA Units”	Introduction
“Workers Compensation Event”	5.6(d)

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to, and on the terms and conditions contained in, this Agreement, at the Closing, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase, assume, accept, and pay for, the Units, free and clear of all Liens (other than any transfer restrictions under applicable securities Laws).

2.2 Estimated Cash Purchase Price. At Closing, the Purchaser shall (i) deliver the Seller Note to the Sellers (and the related documentation required by Section 7.3(c)) and (ii) pay to the Sellers, by wire transfer of immediately available funds to an account or accounts designated by Sellers, an amount equal to (the “Estimated Cash Purchase Price”):

(a) the Base Cash Amount;

(b) plus or minus, as applicable, Estimated Closing Cash;

(c) minus Estimated Closing Indebtedness;

(d) minus Estimated Closing Transaction Expenses;

(e) plus or minus, as applicable, on a dollar-for-dollar basis, the amount by which the Estimated Closing Net Working Capital is greater or less than the Net Working Capital Target.

2.3 Preliminary Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to the Purchaser, using and based upon the books and records of the Companies and the Subsidiaries, a statement (the “Preliminary Closing Statement”) setting forth the Seller’s good faith estimate of: (i) the Closing Cash (the “Estimated Closing Cash”); (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”); (iii) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”); (iv) the Closing Net Working Capital, prepared in accordance with the Accounting Principles (the “Estimated Closing Net Working Capital”) and the amount by which, on a dollar-for-dollar basis, the Estimated Closing Net Working Capital is greater or less than the Net Working Capital Target; and (v) the Estimated Cash Purchase Price as calculated in accordance with Section 2.2 based on the estimated amounts set forth in the Preliminary Closing Statement.

2.4 Purchase Price Adjustment; Final Closing Statement.

(a) As soon as reasonably practicable after the Closing but not later than the sixtieth (60th) day following the Closing Date, the Purchaser shall prepare in good faith and deliver to the Sellers a statement (the “Final Closing Statement”) setting forth the final calculation of: (i) Closing Cash; (ii) the Closing Indebtedness; (iii) the Closing Transaction Expenses; (iv) the Closing Net Working Capital (prepared in accordance with the Accounting Principles); and (v) a calculation of the Estimated Cash Purchase Price based on the amounts set forth in the Final Closing Statement (the “Final Cash Purchase Price”). The Purchaser shall provide the Seller with reasonable documentation to support the calculation of the Final Cash Purchase Price.

(b) If the Sellers disagree with any of the Purchaser’s calculations set forth in the Final Closing Statement, as soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt by Sellers of the Final Closing Statement, the Sellers may deliver to the Purchaser a written notice (a “Dispute Notice”) specifying the nature and amount of any dispute as to the calculation of the Final Cash Purchase Price as set forth in the Final Closing Statement. If the Sellers fails to deliver a Dispute Notice prior to the end of the thirty (30) day period, the Seller shall be deemed to have agreed with the Purchaser’s calculation of the Final Cash Purchase Price as set forth in the Final Closing Statement, and the Final Closing Statement shall become final and binding upon the Parties.

(c) In the event the Sellers deliver to the Purchaser a Dispute Notice prior to the end of the thirty (30) day period set forth in Section 2.4(b), the Parties shall undertake to agree on a final calculation of the Final Cash Purchase Price no later than thirty (30) days after receipt by Purchaser of the Dispute Notice. In the event that the Parties cannot reach agreement on the Final Cash Purchase Price within such 30-day period, any Party may submit in writing the Final Closing Statement and the Dispute Notice to the Philadelphia office of BDO USA, LLP, or, if such firm is not able or willing to serve, a nationally-recognized independent accounting firm mutually acceptable to both the Purchaser and the Seller (the “Accounting Arbitrator”), for review and final determination by arbitration. Each Party agrees to sign, if requested by the Accounting Arbitrator, a reasonable engagement letter and to provide indemnity and other standard agreements that the Accounting Arbitrator requires as a condition to the engagement.

(d) The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the Final Closing Statement to the Accounting Arbitrator, which determination shall be final and binding on all Parties, without right of appeal. The Accounting Arbitrator will consider only those items and amounts included in the calculation of the Final Cash Purchase Price that the Parties have been unable to resolve. In resolving any such disputed item, the Accounting Arbitrator shall be bound by the terms of this Agreement and may not assign a value to any disputed item greater than the greatest value for such item proposed by a Party or less than the smallest value for such item proposed by a Party in the Final Closing Statement or in the Dispute Notice. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of those items and amounts included in the calculation of the Final Cash Purchase Price submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. The Seller and the Purchaser shall each bear their own legal fees and other costs of presenting their respective cases. The costs and expenses of the Accounting Arbitrator shall be borne by the Sellers and the Purchaser inversely proportional to the dollar amounts resolved in favor of each Party.

(e) Within ten (10) days after the earlier of that date that is (i) the expiration of the Sellers’ thirty (30) day review period without delivery of a Dispute Notice pursuant to Section 2.4(b), and (ii) the date on which the Parties or the Accounting Arbitrator, as the case may be, determine the Final Cash Purchase Price in accordance with this Section 2.4, (x) if the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price, then the Purchaser shall pay such excess in immediately available funds to the Sellers to an account or accounts specified by the Sellers, or (y) if the Estimated Cash Purchase Price exceeds the Final Cash Purchase Price, then the Sellers shall pay such excess in immediately available funds to the Purchaser to an account designated by the Purchaser.

(f) The Sellers shall use commercially reasonable efforts (but without the obligation to pay any amount to, or undertake any obligations for the benefit of, the Purchaser, the Companies, the Subsidiaries, or any other Person) to assist the Purchaser in preparation of the Final Closing Statement by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by the Purchaser to facilitate such process. The Purchaser shall use commercially reasonable efforts (but without the obligation to pay any amount to, or undertake any obligations for the benefit of, the Sellers or any other Person) to assist the Sellers in their review of the Final Closing Statement by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by the Sellers to facilitate such process.

(g) Any amount paid pursuant to this Section 2.4 shall be the “Cash Purchase Price” for purposes of this Agreement. Upon payment of the Cash Purchase Price, none of the Parties to this Agreement may make or assert any further claim under this Section 2.4.

2.5 Purchase Price Adjustment. The payment of any amount paid pursuant to Section 2.4 shall be treated as an adjustment to the Cash Purchase Price for Tax purposes except to the extent otherwise required by applicable Law.

2.6 Withholding. Purchaser, its Affiliates, and any other applicable withholding agent shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law; provided, that Purchaser shall use commercially reasonable efforts to provide each Seller and Company with notice of any such withholding from any payment by Purchaser pursuant to this Agreement no later than five (5) Business Days prior to the expected withholding and allow the relevant party an opportunity to correct or take any action that will mitigate such amounts. To the extent that amounts are so withheld, and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made. The Parties shall reasonably cooperate in determining and complying with any withholding obligations hereunder.

2.7 Delayed Payment. As additional consideration to Sellers hereunder, an additional cash payment of $75,000,000 (the “Delayed Payment”) shall become due and payable by (or on behalf of) the Purchaser to the Sellers if, as of December 31, 2023, a Payment Event (as defined in Schedule 2.7) shall have occurred. The Delayed Payment, if due, shall be made within forty-five (45) days of the Payment Event, by wire transfer of immediately available funds to an account or accounts designated by Sellers pursuant to Section 2.2. Certain other matters with respect to this Section 2.7 and the Delayed Payment are set forth in Schedule 2.7. Payment of the Delayed Payment will be pari passu with all other senior Indebtedness obligations of the Purchaser, the Companies or any of their respective Affiliates; provided, however, that any such Indebtedness shall in all circumstances permit the payment of the Delayed Payment pursuant to this Section 2.7. The payment of the Delayed Payment shall be treated as an adjustment to the Cash Purchase Price for Tax purposes except to the extent otherwise required by applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the provisions of this Article 3, and the other terms and conditions of this Agreement, and except as set forth on the disclosure Schedules dated as of the date of this Agreement and delivered herewith (the “Schedules”), each Seller represents and warrants to the Purchaser, as follows:

3.1 Sellers.

(a) Organization and Power. Each Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each Seller is duly qualified and licensed to do business and is in good standing in each jurisdiction where such qualification or license is necessary, except where the failure to so qualify or be licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Seller has all requisite power and authority to enter into and perform this Agreement and all other Ancillary Documents to which each Seller is or will be a party and to consummate the transactions contemplated by this Agreement and such Ancillary Documents.

(b) Due Authorization. The execution, delivery, and performance by each Seller of this Agreement and the other Ancillary Documents to which each Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been or will be prior to Closing, duly and validly authorized and approved by all necessary action on the part of each Seller. This Agreement has been, and each other Ancillary Document to which each Seller is or will be a party has been or will be prior to Closing, duly executed and delivered by each Seller, and this Agreement constitutes, and each other Ancillary Document to which each Seller is or will be a party constitutes, or will constitute when so duly executed and delivered, in each case assuming the due execution and delivery of the other parties hereto and thereto, the valid and binding obligations of each Seller, enforceable in accordance with their terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) equitable defenses at the discretion of the court before which any Legal Proceeding therefor may be brought (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exceptions”).

(c) No Conflict. The execution, delivery and performance by each Seller of this Agreement and the other Ancillary Documents to which each Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with the applicable governing documents of each Seller; (ii) assuming compliance with the HSR Act, require any consent, approval, or Permit of or filing with or notification to any Governmental Authority or otherwise violate any Law applicable to each Seller; (iii) conflict with, constitute a default under, require any consent, approval, or Permit of or give rise to any third party any right of termination, amendment, suspension, revocation, cancellation or acceleration of any right or obligation of each Seller or to a loss of any benefit to which each Seller is entitled under any provision of any Contract, note, bond, mortgage, indenture, or other financing instrument binding upon each Seller; or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, right, or asset of each Seller, except in the case of the foregoing clauses (ii), (iii) and (iv), where such violation, default, right of termination, cancellation, acceleration, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Required Consents. Except as required by the HSR Act, the execution and delivery by each Seller of this Agreement and the other Ancillary Documents to which each Seller is or will be a party does not and will not, and the performance of this Agreement by each Seller and the other Ancillary Documents to which each Seller is or will be a Party does not and will not, require any consent, approval, or Permit of, or registration, declaration or filing with or notification to, any Governmental Authority that if not obtained would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Legal Proceedings. Except as required by the HSR Act, there are no Legal Proceedings pending or threatened in writing before any Governmental Authority or arbitrator against each Seller which, if adversely determined, are reasonably likely to (a) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (b) have a Material Adverse Effect.

(f) Governing Documents. Prior to the date hereof, the Sellers have made available to the Purchaser true and complete copies of the governing documents of the Companies and the Subsidiaries currently in effect, reflecting all amendments made thereto prior to the date of this Agreement.

3.2 Company.

(a) Organization and Power. Each Company is a limited liability company and each Utility Affiliate is a corporation, duly organized, validly existing and in good standing under the Laws of the state of its organization and has all limited liability company (or applicable organizational) power and authority required to carry on its respective businesses (including the Business) as now operated or conducted and to own, lease and operate its respective property, rights or assets. Each Company and each Utility Affiliate is duly qualified or licensed to do business (including the Business) and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not, in the aggregate, have a Material Adverse Effect. Each Company and each Utility Affiliate has all limited liability company (or applicable organizational) power and authority to enter into and perform this Agreement and all other Ancillary Documents to which each Company and each Utility Affiliate is or will be a party and to consummate or cause to be consummated the transactions contemplated by this Agreement and such Ancillary Documents.

(b) Due Authorization. The execution, delivery, and performance by each Company and each Utility Affiliate of this Agreement and the other Ancillary Documents to which each Company and each Utility Affiliate is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been or will be prior to Closing, duly and validly authorized and approved by all necessary action on the part of each Company and each

Utility Affiliate. This Agreement has been, and each other Ancillary Document to which each Company and each Utility Affiliate is or will be a party has been or will be prior to Closing, duly executed and delivered by each Company and each Utility Affiliate, and this Agreement constitutes, and each other Ancillary Document to which each Company and each Utility Affiliate is or will be a party constitutes, or will constitute when so duly executed and delivered, in each case assuming the due execution and delivery of the other parties hereto and thereto, the valid and binding obligations of each Company and each Utility Affiliate, enforceable in accordance with their terms except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

(c) No Conflict. The execution, delivery and performance of this Agreement and the other Ancillary Documents to which each Company and each Utility Affiliate is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with the applicable governing documents of each Company and each Utility Affiliate; (ii) assuming compliance with the HSR Act, require any consent, approval, or Permit of or filing with or notification to any Governmental Authority or otherwise violate any Law applicable to each Company, each Utility Affiliate or the Business; (iii) conflict with, constitute a default under, require any consent, approval, or Permit of or give rise to any third party any right of termination, amendment, suspension, revocation, cancellation or acceleration of any right or obligation of each Company and each Utility Affiliate or to a loss of any benefit to which each Company, each Utility Affiliate or the Business is entitled under any provision of any Contract, note, bond, mortgage, indenture, or other financing instrument binding upon each Company, each Utility Affiliate or binding the Business; or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, right, or asset of each Company or each Utility Affiliate, except in the case of the foregoing clauses (ii), (iii) and (iv), where such violation, default, right of termination, cancellation, acceleration, loss or Lien would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Required Consents. Except as required by the HSR Act, the execution and delivery by each Company and each Utility Affiliate of this Agreement and the other Ancillary Documents to which each Company and each Utility Affiliate is or will be a party does not and will not, and the performance of this Agreement by each Company and each Utility Affiliate and the other Ancillary Documents to which each Company is or will be a Party does not and will not, require any consent, approval, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Authority that if not obtained would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.3 Subsidiaries.

(a) Organization and Power. Each Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of its organization and has all limited liability company power and authority required to carry on its business (including, as applicable, the Business) as now operated or conducted. Each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not, in the aggregate, have a Material Adverse Effect. Other than the Subsidiaries, the Companies do not own, directly or indirectly, any equity interest in any other Person.

(b) No Conflict. The execution, delivery and performance of this Agreement and the other Ancillary Documents to which Sellers or the Companies or the Utility Affiliates are or will be party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with the applicable governing documents of any Subsidiary; (ii) assuming compliance with the HSR Act, violate any Law applicable to any Subsidiary; (iii) conflict with, constitute a default under, require any consent, approval, or Permit of or give rise to any third party any right of termination, amendment, suspension, revocation, cancellation or acceleration of any right or obligation of each Subsidiary or to a loss of any benefit to which any Subsidiary is entitled under any provision of any Contract, not, bond, mortgage, indenture, or other financing instrument binding upon each Subsidiary or binding the Business; or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, right, or asset of any Subsidiary, except in the case of the foregoing clauses (ii), (iii) and (iv), where such violation, default, right of termination, cancellation, acceleration, loss or Lien would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Title.

(a) American Water Enterprises owns, beneficially and of record, and has good and valid title to the Enterprise Units, and American Water USA owns, beneficially and of record, and has good and valid title to the USA Units, in each case free and clear of any Liens (other than restrictions on transfer that may be imposed by applicable securities Laws or in the Companies’ governing documents). Other than pursuant to this Agreement and the Companies’ governing documents, the Units are not subject to any voting or other Contract, including any agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Units.

(b) American Water Enterprises has all requisite power and authority to sell, transfer, assign and deliver the Enterprise Units, and American Water USA has all requisite power and authority to sell, transfer, assign and deliver the USA Units, in each case as provided herein and the other Ancillary Documents to which such Seller is or will be party, and at the Closing, such Seller shall transfer to the Purchaser good and marketable title to the Units owned by such Seller (other than restrictions on transfer that may be imposed by applicable securities Laws or in the Companies’ governing documents). Immediately after the Closing, the Purchaser shall own all of the Units, free and clear of any Liens (other than restrictions on transfer that may be imposed by applicable securities Laws or in the Companies’ governing documents).

3.5 Capitalization.

(a) Schedule 3.5(a) sets forth a complete and correct list of each of the Companies and Subsidiaries, and with respect to each, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the authorized, issue and outstanding equity interests in such entity owned, directly or indirectly (without duplication), by the Seller or Companies. There are no equity interests in any of the Companies or Subsidiaries issued and outstanding other than those listed on Schedule 3.5(a).

(b) The Units are duly authorized and validly issued and outstanding, fully paid, non-assessable and have not been issued in violation of any preemptive rights or any Law. Except for the Units, there are no outstanding equity interests in the Companies, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of such equity interests. Other than pursuant to this Agreement and other than as provided for in the Companies’ governing documents, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which the Sellers or the Companies are or may become obligated to issue or sell any securities of the Companies. There are no outstanding obligations of the Companies to repurchase, redeem or otherwise acquire any outstanding securities of the Companies other than as may be provided for in the Companies’ governing documents.

(c) All of the issued and outstanding equity interests of each Subsidiary are owned by American Water Holdings free and clear of any Liens (other than restrictions on transfer that may be imposed by applicable securities Laws or in the Companies’ governing documents). Other than pursuant to this Agreement and their respective governing documents, the issued and outstanding equity interests in each Subsidiary are not subject to any voting agreement or other Contract, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such equity interest.

(d) All of the issued and outstanding equity interests of each Subsidiary are duly authorized and validly issued and outstanding, fully paid, non-assessable and have not been issued in violation of any preemptive rights. Except for the equity interests held by American Water Holdings, there are no outstanding equity interests in any Subsidiary, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of such equity interests. Other than pursuant to this Agreement and other than as provided for in the Subsidiaries’ governing documents, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which American Water Resources or the Subsidiaries are or may become obligated to issue or sell any securities of the Subsidiaries. There are no outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of such Subsidiary other than as may be provided for in the Subsidiaries’ governing documents.

(e) There is no obligation, contingent or otherwise, of the Companies or the Subsidiaries to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person. There are no bonds, debentures, notes or other indebtedness issued by the Companies or the Subsidiaries which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) or any matter on which interest holders of such Company or Subsidiary are entitled to vote.

3.6 Financial Statements; No Undisclosed Liabilities; Absence of Changes.

(a) Each of (i) the audited combined balance sheet of the Companies and the Subsidiaries (other than Pivotal) for the year ended December 31, 2019, and the related audited combined statements of operations, cash flows and equity and accompanying notes of the Companies and the Subsidiaries (other than Pivotal) for the year ended December 31, 2019, (ii) the audited balance sheet of Pivotal as of December 31, 2019 and 2020, and the related audited statements of operations, cash flows and equity and accompanying notes of Pivotal for the years ended December 31, 2019 and 2020, and (iii) the unaudited combined balance sheet of the Companies and the Subsidiaries (other than Pivotal) for the year ended December 31, 2020, and the related unaudited combined statements of operations, cash flows and equity and accompanying notes of the Companies and the Subsidiaries (other than Pivotal) for the year ended December 31, 2020 (collectively, the “Financial Statements”), were prepared in accordance with GAAP applied on a consistent basis throughout the periods referred to therein (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position, assets and liabilities of the Companies and the Subsidiaries, as applicable, for the periods referred to therein, and their results of operations and cash flows for the fiscal years then ended. True, correct and complete copies of such Financial Statements are attached hereto as Schedule 3.6(a). American Water Holdings’ only assets are the equity interests of American Water Florida and American Water Texas, and it has no liabilities or operations.

(b) The unaudited combined balance sheet (the “Balance Sheet”) and the related unaudited combined statement of operations of the Companies and the Subsidiaries for the seven (7)-month period ending July 31, 2021 (the “Balance Sheet Date”) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, and fairly present in all material respects the combined financial position, assets and liabilities of the Companies and the Subsidiaries as of the Balance Sheet Date and their combined results of operations for the period referred to therein, subject to normal and recurring year-end adjustments (which are not, individually or in the aggregate, reasonably expected to be material) and the absence of notes otherwise required by GAAP which if presented would not differ materially from those presented in the audited Financial Statements. True, correct and complete copies of the Balance Sheet and such other financial statements are attached hereto as Schedule 3.6(b).

(c) Neither the Companies nor the Subsidiaries have any Liabilities, except: (i) Liabilities specifically reflected and adequately reserved on the face of the Balance Sheet; (ii) Liabilities in connection with the transactions contemplated by this Agreement; (iii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract or Laws); (iv) those post-Closing executory obligations which arise pursuant to any Contract, in each such case, which arose in the Ordinary Course of Business and did not result from any default, tort, breach of Contract or breach of warranty; (v) liabilities disclosed on Schedule 3.6(c); or Liabilities which, individually or in the aggregate have not had or would not have a Material Adverse Effect.

(d) Since (i) December 31, 2020, (A) the Business has been operated in the Ordinary Course of Business and (B) there has not been any event, occurrence or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect or (ii) the Balance Sheet Date, none of the Companies or Subsidiaries or the Business has taken any action which, if taken or omitted to be taken after the date of this Agreement, would require the consent of the Purchaser in accordance with Section 5.5.

(e) The Companies, Subsidiaries and the Business maintain systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including internal accountings controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements of the Companies, Subsidiaries and the Business in conformity with GAAP and maintain accountability for assets, and (iii) the recorded accountability for assets is maintained at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Schedule 3.6(f) sets forth a true and complete list as of the date hereof of the Indebtedness (but, for the purposes of this Section 3.6(f), only the types set forth in clauses (i), (ii), (iii), (iv), (v), (vii) and (viii) of the definition of “Indebtedness”) of the Companies and Subsidiaries (including the amount of outstanding principal and any accrued but unpaid interests) and the Contracts under which such Indebtedness of the Companies or Subsidiaries exists.

3.7 Litigation.

(a) There are no, and since January 1, 2019 have not been any, Legal Proceedings pending or, to the Knowledge of the Companies, threatened against or affecting the Companies or the Subsidiaries or any of their respective properties, rights or assets or the Business, before any Governmental Authority or arbitrator that (a) are reasonably likely to be material to the Companies and the Subsidiaries, taken as a whole or (b) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. No Seller, Company, or Subsidiary is a party or subject to or in default under any judgment or order of any Governmental Authority other than orders of general applicability.

(b) The Companies and the Subsidiaries are not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2019, a recipient of any supervisory letter from, or since January 1, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority that currently restricts in any material respect the conduct of the Business (each, whether or not set forth in the Schedules, a “Regulatory Agreement”), nor has the Companies or the Subsidiaries been advised in writing since January 1, 2019, by any Governmental Authority that it is considering (and to the Knowledge of the Companies, no Governmental Authority is considering) issuing, initiating, ordering or requesting any such Regulatory Agreement.

(c) Except for normal examinations conducted by a Governmental Authority in the regular course of the Business, since January 1, 2019, no Governmental Authority has, to the Knowledge of the Companies, initiated or threatened any proceeding with respect to, the business or operations of the Companies or the Subsidiaries. The Sellers have made available to Purchaser complete and correct copies of all (i) material investigation, examination, audit or inspection reports provided to each Seller, the Companies or the Subsidiaries by any Governmental Authority in respect of the Companies or the Subsidiaries, (ii) material written responses to any such reports made by the Companies or the Subsidiaries and (iii) other material correspondence relating to any investigation, examination, audit or inspection of the Companies or the Subsidiaries, in the case of each of clauses (i), (ii) and (iii), since January 1, 2019 and except to the extent Sellers are required to keep such reports, responses and correspondence confidential under applicable Law.

(d) Except as provided in Schedule 3.7(d), none of the Companies or the Subsidiaries are required to satisfy any regulatory capital requirements under applicable Law or applicable agreement with any Governmental Authority.

3.8 Taxes and Assessments.

(a) Sellers, the Companies and the Subsidiaries have each (i) duly and timely filed all income and other material Tax Returns required to be filed with respect to the Companies, the Subsidiaries and the Business under applicable Law, and all such Tax Returns are true, correct and complete in all material respects; (ii) timely paid all income and other material Taxes due from or with respect to the Companies, the Subsidiaries and the Business; and (iii) deducted, withheld and timely paid all material Taxes required to have been deducted, withheld or paid in connection with amounts paid or owing any employee, independent contractor, creditor, member or other Person, and all Forms W-2 and 1099 required with respect thereto have been properly and timely filed or provided, in each case with respect to the Companies, the Subsidiaries and the Business.

(b) No Legal Proceeding, audit, investigation, examination, or claim is now in progress with respect to the Companies, the Subsidiaries or the Business regarding Taxes, and none of the Sellers, the Companies, or the Subsidiaries has received written notice of any pending or threatened Legal Proceeding, audit, investigation, examination, or claim against it (which remains outstanding) from any applicable Governmental Authority. No deficiency has been assessed or asserted with respect to Taxes of the Companies, the Subsidiaries or the Business which has not been timely paid in full. None of the Sellers, Companies or the Subsidiaries has waived any statute of limitations in respect of any income or other material Taxes of the Companies, the Subsidiaries or the Business or agreed to any extension of time with respect to an income or other material Tax assessment or deficiency with respect to the Companies, Subsidiaries or the Business. There are no Liens with respect to Taxes upon any asset of the Companies, the Subsidiaries or the Business other than liens for Taxes not yet due and payable.

(c) No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Companies and/or any of the Subsidiaries do not file a specific type of Tax Return that such Company or such Subsidiary is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully resolved.

(d) No Company or Subsidiary (i) has ever been a member of an affiliated, consolidated, joint, unitary, combined or similar Tax group for Tax purposes, (ii) is a party to or has any obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than any customary commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes) or (iii) has any liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise as a matter of Law.

(e) The Companies and the Subsidiaries will not be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in or incorrect method of accounting occurring prior to the Closing, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, or deferred revenue accrued, prior to the Closing, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law), or (vi) an election under Section 965(h) of the Code.

(f) No Company or Subsidiary (i) has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treas. Reg. § 1.6011-4, (ii) has deferred any payroll or employment Taxes or claimed any other benefit or relief pursuant to the CARES Act or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in, or is tax resident in, in a country other than the country in which it is organized.

(g) Each of the Companies and the Subsidiaries have collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or has been furnished properly completed exemption certificates.

(h) Each Company and Subsidiary is, and has been since its formation and until the Effective Time of the Check the Box Elections, properly treated as an entity disregarded from its owner for U.S. federal (and applicable state and local) income tax purposes. Following the Effective Time of the Check the Box Elections, each Company and Subsidiary will be properly treated as a corporation for U.S. federal (and applicable state and local) income tax purposes. As of the Closing, no Company or Subsidiary will be a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.9 Permits and Approvals; Compliance with Laws.

(a) The Companies and the Subsidiaries (i) are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws, and (ii) have all material Permits required to carry on the Business as now conducted. All such Permits are in full force and effect and the Companies and the Subsidiaries are in compliance in all material respects with the requirements of such Permits. No suspension, cancellation or revocation of any such Permit is pending or, to the Knowledge of the Companies, threatened.

(b) Since January 1, 2019, none of the Companies or the Subsidiaries has received written or, to the Knowledge of the Companies, oral notice of any material violation of any Permit or applicable Law. There is no consent decree, compliance order or administrative order against any Company or any Subsidiary or by which any Company or any Subsidiary is or was bound or which otherwise relates to the Business or assets, including any Privacy Policy, of any Company or any Subsidiary.

(c) To the extent required by applicable Laws and Permits, each of the Companies and the Subsidiaries currently has, and since January 1, 2019, has had (i) insured Service Contracts under reimbursement or other insurance policies, (ii) posted bonds or other security, (iii) maintained reserve accounts, or (iv) maintained its net worth, in each case in amounts no less than the minimum required by applicable Law, except where the failure to take any such actions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Companies and the Subsidiaries has marketed, sold and issued Service Contracts and Insurance Products, as the case may be, in compliance with applicable Laws and Permits in all material respects in the respective jurisdictions in which such products have been sold. All advertising, promotional and sales materials and marketing practices used by each of the Companies and the Subsidiaries have complied and are currently in compliance with all applicable Laws in all material respects. All Service Contracts and Insurance Products issued, or which are being issued, are in compliance, and at their respective dates of issuance were in compliance with all applicable Laws and Permits in all material respects. To the extent required by applicable Law, all Service Contracts and Insurance Products are on forms approved by the applicable Governmental Authority or have been filed and not objected to (or such objection has been withdrawn or resolved) by such Governmental Authority. All forms of Service Contracts and Insurance Products currently in force, including all amendments thereto, have been provided to Purchaser.

3.10 Sufficiency of Assets. Other than the Support Obligations and the shared services and systems provided by Sellers or its respective Affiliates (other than the Companies or the Subsidiaries) or as otherwise set forth in Schedule 3.10, as of the Closing, the Companies and Subsidiaries will own or otherwise have sufficient and legally enforceable rights to use all of the material assets, rights and properties (excluding Intellectual Property), used or held for use in the conduct of the Business substantially in the same manner as the Business was conducted during the 12 month prior to the date of this Agreement and through the Closing. None of the Sellers or its respective Affiliates (other than the Companies or the Subsidiaries) hold title to, or has an ownership interest in, any of the properties, rights or assets primarily related to or primarily used in the Business.

3.11 Environmental Matters.

(a) The Companies and the Subsidiaries are, and have been, since January 1, 2019, in material compliance with all applicable Environmental Laws.

(b) None of the Companies or the Subsidiaries has received a written notice, order, complaint or penalty from a Governmental Authority or any other Person alleging a material violation by or material liability of any Company or any Subsidiary of or under any Environmental Law and there are no judicial, administrative or other actions, suits or Legal Proceedings pending or, to the Knowledge of the Companies, threatened, in the case of any of the foregoing, which allege a material violation by or material liability of the Companies or the Subsidiaries of or under any Environmental Law.

(c) There has been no Release or threatened Release of any Hazardous Substance by and of the Companies or the Subsidiaries at any location, or any Release or threatened Release at any Leased Real Property or, to the Knowledge of the Companies, at any property formerly leased, operated or owned, by the Companies or the Subsidiaries during the time of such leasing or operation or ownership, in violation of applicable Environmental Law or that in any case requires, or would reasonably be expected to result in, liability, reporting, investigation, assessment, cleanup, or remediation of or by any of the Companies or the Subsidiaries pursuant to any Environmental Law, except to the extent that such Release or threatened Release has been addressed fully and appropriately pursuant to Environmental Law.

(d) None of the Companies or the Subsidiaries has assumed, undertaken or otherwise become responsible for any material liability of any other Person relating to or arising from any Environmental Law.

(e) None of the Companies or the Subsidiaries has entered into or been subject to any consent decree, compliance order or administrative order pursuant to any Environmental Law.

(f) The Sellers have made available to the Purchaser copies of all written studies, reports, data and assessments or investigations, including “Phase I” and “Phase II” reports, which have been performed by or on behalf of the Companies or the Subsidiaries and are in their possession and relate to the environmental condition or compliance status of the Leased Real Property or other properties.

3.12 Properties.

(a) Except for the Permitted Liens, the Companies and the Subsidiaries have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, or the right to use, all property and assets (whether real, personal, tangible or intangible, excluding Intellectual Property) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the Ordinary Course of Business.

(b) None of the properties and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired by the Companies or the Subsidiaries after the Balance Sheet Date are subject to any Lien, except Permitted Liens.

(c) Neither the Companies nor any Subsidiary own any real property. None of the Company or any of the Subsidiaries is a party to any agreement or option to purchase or sell any real property or interest therein.

(d) The Sellers have made available to the Purchaser a correct and complete copy of each lease, sublease, license or other Contract, currently in effect, under which any real property leased or subleased has been granted to the Companies or the Subsidiaries (each, a “Leased Real Property”) or is occupied or used by the Companies or the Subsidiaries (each, a “Company Lease”), as amended to date. Each Company Lease is a valid and binding obligation of the Company or Subsidiary party and, to the Knowledge of the Companies, the other party thereto, enforceable in accordance with the terms. Neither the applicable Company or Subsidiary party to any Company Lease nor, to the Knowledge of the Companies, any other party to any such Company Lease, is in breach or default, and no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default under or permit termination or material modification of, or acceleration of a material amount of rents due under, any Company Lease.

3.13 Contracts.

(a) Schedule 3.13(a) lists all Contracts of the type described below that are currently in effect as of the date of this Agreement and to which any Company or any Subsidiary is party or to which the Sellers or any of their Affiliates are party and primarily relate to the Business, other than any Employee Plan or Company Lease (of which complete and correct copies of such Contracts have been made available to Purchaser prior to the date hereof) or any Service Contracts (collectively, the “Material Contracts”):

(i)	any material joint venture, strategic partnership or similar arrangement;

(ii)	any Contracts which provided for the top twenty (20) aggregate payments by the Company to third party contractors to perform repair services for the twelve (12) months ended June 30, 2021;

(iii)

except for Contracts with third party contractors to perform repair services, any Contract (A) which obligates any Company or any Subsidiary to make future annual payments of more than Five Hundred Thousand Dollars ($500,000) individually and is not terminable by the Company or the applicable Subsidiary without penalty on one hundred twenty (120) days’ or less notice, (B) which provided for the top twenty (20) aggregate payments (or the incurrence or assumption of liabilities) by the Company and its Subsidiaries for the twelve (12) months ending December 31, 2020 and (C) which provided for the top twenty (20) aggregate payments (or the incurrence or assumption of liabilities) by the Company and its Subsidiaries for the six (6) months ending June 30, 2021;

(iv)

any Contract relating to the acquisition or disposition (by merger, sale of equity interests or otherwise) by any Company or any Subsidiary of any assets or equity interests to the extent that any Company or any Subsidiary has any surviving obligations under such Contract;

(v)

any Contract involving any resolution or settlement of any actual or threatened Legal Proceeding or other dispute involving the Companies or the Subsidiaries which will (A) involve payments after the Balance Sheet Date of amounts in excess of Five Hundred Thousand Dollars ($500,000) or (B) impose monitoring, reporting or other non-monetary obligations on any Company or any Subsidiary to any other Person outside the Ordinary Course of Business;

(vi)

any Contract that constitutes a lease of personal property used in the Business under which any Company or any Subsidiary is lessor or lessee, which lease cannot be terminated by any Company or any Subsidiary without penalty on one hundred twenty (120) days’ or less notice and which involves an annual base rental of more than Five Hundred Thousand Dollars ($500,000);

(vii)

any material Contract relating to Intellectual Property, Personal Data or Company Systems, excluding (A) commercially available, off-the-shelf, non-exclusive Software licenses to any Company or any Subsidiary which involve annual or aggregate payments of less than $500,000 and (B) non-exclusive licenses granted by any Company or any Subsidiary to customers in the Ordinary Course of Business;

(viii)

any Contract that contains a non-competition covenant, area of mutual interest agreement, or any other covenant that purports to restrict, limit, or prohibit the manner in which, or the locations in which, the Companies or the Subsidiaries conduct the Business including the right to approve providing services in an geographic area in which the Business is not currently operating (other than confidentiality obligations and restrictions on the solicitation of employees);

(ix)	any collective bargaining agreement;

(x)	any Contract relating to any Indebtedness required to be disclosed under Schedule 3.6(f).

(xi)

any Contract that provides for “most favored nations” or similar provisions or any right of first offer or right of first refusal to purchase any assets or equity securities of the Companies or the Subsidiaries;

(xii)	any Contract providing for Support Obligations; and

(xiii)

an agreement with (i) a municipality, other Governmental Authority, utility provider or other partner organization, or (ii) a league, group, collective or any of the foregoing in combination pursuant to which Service Contracts or Insurance Products are offered to end customers.

(b) The Material Contracts are in full force and effect and are valid, binding and enforceable against each Company and each Subsidiary party thereto and, to the Knowledge of the Companies, the other parties thereto in accordance with their respective terms (subject to the Bankruptcy and Equity Exceptions). There are no material defaults under such Material Contracts by each Company and each Subsidiary party thereto or, to the Knowledge of the Companies, the other parties thereto. No event has occurred that, with notice or lapse of time or both, would constitute a material default under any such Material Contract by each Company and each Subsidiary party thereto or, to the Knowledge of the Companies, the other parties thereto. No party to any Material Contract has exercised any termination rights with respect thereto, nor has any party to any Material Contract provided any written notice of any intention to terminate any such Material Contract. No party to any Material Contract has given written notice of any material breach of, material default under or material dispute with respect to any Material Contract.

3.14 Intercompany Arrangements. Except as set forth in Schedule 3.14, other than this Agreement and the Ancillary Documents, there are no Contracts or other arrangements between the Sellers or their Affiliates (other than the Companies or the Subsidiaries), on the one hand, and the Companies or the Subsidiaries, on the other hand. As of the Closing, except as set forth on Schedule 3.14 or pursuant to this Agreement or the Ancillary Documents, all liabilities and obligations of the Companies, the Subsidiaries or of the Business, on the one hand, to the Sellers or their Affiliates (other than the Companies or the Subsidiaries) shall have been cancelled without liability to Purchaser, the Companies and the Subsidiaries, and none of the Companies, the Subsidiaries or the Business will have any liabilities to the Sellers or their Affiliates other than pursuant to the terms of this Agreement and the Ancillary Documents.

3.15 Insurance Policies. Schedule 3.15 contains a complete and correct list of all insurance policies and/or programs of self-insurance owned, held, maintained, carried by, or covering the Companies and the Subsidiaries in connection with their ownership and operation of the Business (such policies or programs required to be set forth on Schedule 3.15, collectively, the “Insurance Policies”). There are no claims by any Company or any Subsidiary pending under the Insurance Policies. The Insurance Policies satisfy all requirements of applicable Laws and any Contracts to which the Companies or the Subsidiaries are a party. There have been no claims by the Business under the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. All premiums due and payable for Insurance Policies have been duly paid, and all Insurance Policies are and shall be until the Closing Date, in full force and effect and no written notice of cancellation, termination or non-renewal has been received with respect to any such Insurance Policy.

3.16 Intellectual Property.

(a) Schedule 3.16(a) lists all registrations of and applications for registration for Intellectual Property owned by the Companies or the Subsidiaries. All of the Intellectual Property owned by the Companies or the Subsidiaries are subsisting, unexpired, and to the Knowledge of the Companies, valid and enforceable. The Companies or the Subsidiaries exclusively owns the material Intellectual Property owned or purported to be owned by the Companies or the Subsidiaries, free and clear of all Liens other than Permitted Liens.

(b) To the Knowledge of the Companies, no Intellectual Property owned by the Companies or the Subsidiaries is being infringed or misappropriated by any third party in any material respect, and none of the Companies or the Subsidiaries is materially infringing or misappropriating any valid and enforceable Intellectual Property owned by any third party. There are no claims pending or, to the Knowledge of the Companies, threatened alleging infringement, dilution, misappropriation, or other unauthorized use (x) by the Companies or the Subsidiaries of any Intellectual Property of any other Person or (y) by any other Person of any Intellectual Property owned by the Companies or the Subsidiaries. To the Knowledge of the Companies, the Companies and the Subsidiaries own or have licenses to use all Intellectual Property owned by third parties that is material to the conduct of the Business as currently conducted.

(c) The Company Systems operate and perform as required to conduct the Business as currently conducted. The Company Systems (and all Personal Data within the same) have been safeguarded with information security controls, system and data backup practices, and disaster recovery and business-continuity practices that, in each case, are commercially reasonable and comply in all material respects with applicable Law and Privacy Policies. Since January 1, 2019, there has been no material theft or unauthorized disclosure, use, access, intrusions, or breaches or violations of security, of any: (i) Company Systems; (ii) Personal Data, payment card information collected, maintained or stored by or on behalf of the Companies or the Subsidiaries; or (iii) trade secrets and other confidential information that constitutes Intellectual Property owned by the Companies or the Subsidiaries.

(d) All Persons who created Intellectual Property that is used in and material to the conduct of the Business on behalf of the Company or its Subsidiaries have assigned in writing to the Seller or one of its Affiliates (including a Company or a Subsidiary) their rights in same that do not vest initially in such entities by operation of law. The Company and its Subsidiaries have not distributed or made available to other Persons any material proprietary Software that is subject to any “open source” or similar license in such a way that requires the Company or the Subsidiaries to license or make available any material proprietary source code to any third party. No Person other than employees or authorized contractors performing services for the Company or its Subsidiaries possesses or has the current or contingent right to possess any material proprietary source code of the Company or its Subsidiaries.

3.17 Labor Matters.

(a) None of the Companies or the Subsidiaries is party to, or bound by, any collective bargaining agreement with any labor organizations. No labor organization or group of the Business Employees has made a demand for recognition or certification as a union or other labor organization with respect to any of the Business Employees. There has been no representation or certification Legal Proceedings or petitions seeking a representation Legal Proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any labor relations tribunal or authority with respect to any of such employees. Since January 1, 2019, none of the Companies or the Subsidiaries has experienced any strike, grievance, unfair labor practice claim, or other material employee or labor dispute.

(b) Since January 1, 2019, the Companies and the Subsidiaries have been in compliance in all material respects with all applicable Laws relating to labor, employment, and fair employment practices, including all Laws relating to terms and conditions of employment, health and safety, employee-independent contractor classifications, wages and hours (including payment of overtime), child labor, immigration, employment discrimination, the prevention of harassment and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmation action, workers’ compensation, employee leave issues, labor relations, unemployment insurance, and the collection and payment of withholding or social security Taxes.

(c) Since January 1, 2019, the Companies and the Subsidiaries have not received notice of, nor, to the Knowledge of the Companies, been threatened with (i) any charge or complaint with respect to or relating to them before any Governmental Authority responsible for the prevention of unlawful employment practices; (ii) the intent of any Governmental Authority responsible for the enforcement of Laws concerning labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an audit or investigation with respect to or relating to them or written notice that such investigation is in progress; or (iii) any lawsuit or other Legal Proceeding pending or threatened in any judicial or arbitral forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, or otherwise arising from or relating to any of the Companies’ or any of the Subsidiaries’ labor or employment practices.

(d) Since January 1, 2019, none of the Companies or the Subsidiaries have implemented any employee layoffs that could implicate the WARN Act, and no such activities have been announced or planned for the future.

(e) No officer, director or management level employee of the Companies or the Subsidiaries is the subject of a pending allegation of sexual harassment or assault, nor has any officer, director or management level employee of the Companies or the Subsidiaries engaged in sexual harassment or assault or been accused of sexual harassment or assault since January 1, 2019. None of the Companies or the Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee.

(f) Sellers have provided to Purchaser a true and correct Schedule of all Business Employees as of the date of this Agreement (the “Employee List”). Each Business Employee has dedicated at least seventy-five percent (75%) of his or her working hours to the Business over the prior twelve (12) month period (or, if shorter, during any period of employment) (the “Service Condition”). There are no employees of Seller or its Affiliates who satisfy the Service Condition but are not included on the Employee List.

3.18 Employee Benefits.

(a) Schedule 3.18(a) sets forth a complete and correct list of each Employee Plan and separately identifies any Employee Plan that is a Group Company Plan. Accurate, correct, and complete copies of each Employee Plan and summaries of material modifications in respect of any Employee Plan have been made available to the Purchaser.

(b) Each Employee Plan has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including without limitation ERISA and the Code). All benefits, contributions and premiums required by and due under the terms of each Employee Plan or applicable Law have been timely paid in accordance with the terms of such Employee Plan, and in material compliance with all applicable Laws.

(c) Each Employee Plan intended to be qualified under Section 401 of the Code (each a “Seller 401(k) Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the Knowledge of the Companies, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service or which may materially and adversely affect the qualified status of the Employee Plan. No Group Company Plan is intended to be qualified under Section 401 of the Code.

(d) No Employee Plan: (i) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); or (ii) is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, and the Companies and the Subsidiaries have no Liability with respect to any such plans. No Employee Plan that is a “Pension Plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Sections 412 or 430 of the Code is in at-risk status as defined under Section 430(i)(4) of the Code or has failed to make any required minimum contribution, as defined in Section 430 of the Code or Section 303 of ERISA and there has been no waived funding deficiency within the meaning of Section 412 of the Code or Section 303 of ERISA. The Companies and Subsidiaries have no liability with respect to any terminated “Pension Plan” (as defined in Section 3(2) of ERISA). None of the Sellers, the Companies or the Subsidiaries: (A) has withdrawn or terminated from any pension plan under circumstances resulting (or expected to result) in a liability to the PBGC or (B) has engaged in any transaction which would give rise to a liability of the Companies, the Subsidiaries or the Purchaser under Section 4069 or Section 4212(c) of ERISA.

(e) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, or employee of the Companies or the Subsidiaries to severance pay or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Companies or Subsidiaries to merge, amend or terminate any Employee Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Sellers have made available to the Purchaser true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(f) Other than as required under Section 4980B of the Code or other applicable Law, no Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g) Each Employee Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Companies do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h) There is no material Proceeding pending or, to the Knowledge of the Companies, threatened against, or arising out of, any Employee Plan or the assets of any Employee Plan (other than routine claims for benefits) and, to the Knowledge of the Companies, no facts or circumstances exist that could reasonably be expected to give rise to any such Proceeding.

(i) No Contract, plan, policy or arrangement that is not a Group Company Plan will automatically transfer, in whole or in part, to Purchaser or a subsidiary of Purchaser under applicable Law in connection with the transactions contemplated by this Agreement. Upon and following the Closing, Purchaser and its Affiliates (including, following the Closing, the Companies and Subsidiaries) shall have no Liability under or with respect to any Employee Plan other than Group Company Plans except to the extent any such Liability is included as Indebtedness.

3.19 Service Contracts. All Service Contracts are valid, binding and enforceable against the Company or the Subsidiary party thereto in accordance with their respective terms (subject to the Bankruptcy and Equity Exceptions). Other than arising or occurring in the Ordinary Course of Business, since January 1, 2021, (a) there have been no material defaults under any Service Contracts by the Company or the Subsidiary party thereto and (b) no party to any Service Contract has (i) exercised any termination rights with respect thereto or (ii) given written notice of any material dispute with respect to any Service Contract.

3.20 Brokers. No Seller, Company or Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent in connection with the negotiation, execution or delivery of this Agreement or any Ancillary Document.

3.21 FCPA. The Company and its Subsidiaries, and each of their respective officers and directors, and, to the Knowledge of the Companies, each of its and their respective employees, agents, and representatives, have been since January 1, 2019 and are currently in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other anti-corruption or anti-bribery laws of all jurisdictions in which the Company or its Subsidiaries conduct business.

3.22 Sanctions. The Companies and its Subsidiaries have been and are currently in compliance in all material respects with all applicable Sanctions. None of the Company, any Subsidiary, any of their respective officers or directors, nor, to the Knowledge of the Companies, any of their respective employees, agents or representatives (x) has been or is a Sanctioned Person, (y) has engaged in any transactions or business dealings with any Sanctioned Person in the last three (3) years, or (z) has engaged in any transactions or business dealings in or with any Sanctioned Country in the last three (3) years.

3.23 Limitations. Except as expressly represented otherwise in this Article 3 (which include the Schedules) or in the certificate of the Sellers to be delivered at Closing pursuant to Section 7.2(d) or in any Ancillary Documents, each Seller and each Company makes no, and hereby expressly disclaims, any representation or warranty, express, implied, or statutory as to: (i) the contents, character, or nature of any descriptive memorandum, report, study, presentation or summary, abstract, or derivative work based on, or relating to, the Companies, the Subsidiaries, or the Business, (ii) future costs or revenues relating to, or arising from, the ownership of the Units, the Companies, the Subsidiaries, or the Business; (iii) the existence of any prospect, expansion, or opportunities with respect to the Business, the Companies, the Subsidiaries, or the Units; (iv) any estimates of the value of the Units, the Business, the Subsidiaries, or the Companies, or the assets thereof or future revenues to be generated, or costs incurred, by any of the foregoing; (v) the maintenance, repair, condition, quality, suitability, design or marketability of any assets owned or leased by the Companies or the Subsidiaries, or otherwise included in the Business; (vi) infringement of any Intellectual Property right; (vii) any other materials or information that may have been made available or communicated to Purchaser or its Affiliates, or its or their employees, agents, consultants, Representatives, or advisors in connection with the transactions contemplated by this Agreement or any discussion or presentation relating thereto; and (viii) compliance with any Law (including Environmental Laws); and further disclaims any representation or warranty, express, implied, or statutory, of merchantability, fitness for a particular purpose, or conformity to models or samples of materials of any equipment or other assets, it being expressly understood and agreed by the Parties that, except as expressly set forth in this Article 3, the Units, the Companies, the Subsidiaries, and all assets thereof or that otherwise relate to the Business, are being transferred “as is, where is,” with all faults and defects, and that Purchaser has made or caused to be made such inspections as purchaser deems appropriate to enter into this Agreement. The Parties agree and understand that nothing contained in this Agreement, including this Section 3.23, shall limit any claims for Fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the provisions of this Article 4, and the other terms and conditions of this Agreement, Purchaser represents and warrants to each Seller as follows:

4.1 Organization and Power. The Purchaser is a Delaware corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Purchaser is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify would not reasonably be likely to impair or delay materially the Purchaser’s ability to perform its obligations under this Agreement or any other Ancillary Document to which the Purchaser is or will be a party. The Purchaser has the power to enter into and perform this Agreement and all other Ancillary Documents to which the Purchaser is or will be a party and to consummate the transactions contemplated by this Agreement and such Ancillary Documents.

4.2 Due Authorization. The execution, delivery, and performance by the Purchaser of this Agreement and the other Ancillary Documents to which the Purchaser is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been or will be prior to Closing, duly and validly authorized and approved by all necessary action on the part of the Purchaser. This Agreement has been, and each other Ancillary Document to which the Purchaser is or will be a party has been or will be prior to Closing, duly executed and delivered by the Purchaser, and this Agreement constitutes, and each other Ancillary Document to which the Purchaser is or will be a party constitutes, or will constitute when so duly executed and delivered, in each case assuming the due execution and delivery of the other parties hereto and thereto, the valid and binding obligations of the Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

4.3 No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the other Ancillary Documents to which the Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or conflict with the applicable governing documents of the Purchaser; (ii) assuming compliance with the HSR Act, require any consent, approval, or Permit of or filing with or notification to any Governmental Authority or otherwise violate any Law applicable to the Purchaser; (iii) conflict with, constitute a default under, require any consent, approval, or Permit of or give rise to any third party any right of termination, amendment, suspension, revocation, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under any provision of any Contract, note, bond, mortgage, indenture, or other financing instrument binding upon the Purchaser; or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any property, right, or asset of the Purchaser, except in the case of the foregoing clauses (ii), (iii) and (iv), where such violation, default, right of termination, cancellation, acceleration, loss or Lien would not reasonably be likely to impair or delay materially the Purchaser’s ability to perform its obligations under this Agreement or any other Ancillary Document to which the Purchaser is or will be a party.

4.4 Litigation. Except as required by the HSR Act, there are no Legal Proceedings pending or to the Knowledge of the Purchaser threatened in writing before any Governmental Authority or arbitrator against the Purchaser which, if adversely determined, are reasonably likely to (a) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or (b) impair or delay materially the Purchaser’s ability to perform its obligations under this Agreement or any other Ancillary Document to which the Purchaser is or will be a party.

4.5 Required Consents. Except as required by the HSR Act, the execution and delivery by the Purchaser of this Agreement and the other Ancillary Documents to which the Purchaser is or will be a party does not and will not, and the performance of this Agreement by the Purchaser and the other Ancillary Documents to which the Purchaser is or will be a Party does not and will not, require any consent, approval, or Permit of, or registration, declaration or filing with or notification to, any Governmental Authority that if not obtained would reasonably be likely to impair or delay materially the Purchaser’s ability to perform its obligations under this Agreement or any other Ancillary Document to which the Purchaser is or will be a party. Notwithstanding anything contrary in the Agreement, the Purchaser’s acquisition of American Water Florida and Pivotal is not final until approved by the Florida Office of Insurance Regulation pursuant to section 628.4615, Florida Statutes; provided, for the avoidance of doubt, such approval by the Florida Office of Insurance Regulation shall not be a condition to the Closing of the transactions contemplated hereunder and Closing shall occur hereunder if such approval has not been obtained and neither Purchaser nor any of its Affiliates shall have any claim against any member of the Seller Group for failure to comply with its obligations hereunder or otherwise in connection therewith.

4.6 Financial Ability.

(a) Purchaser has delivered to the Sellers true, correct and complete copies, as of the date of this Agreement, of the Equity Commitment Letter from the Sponsors to provide, subject to the terms and conditions therein, cash in the aggregate amount to satisfy all of the Purchaser’s obligations hereunder (other than the Seller Note Amount but including payments of any consideration hereunder or any Liabilities or Losses payable pursuant to Section 9.2) (the “Equity Financing”) which provides that the Sellers are a third party beneficiary thereof.

(b) The Equity Commitment Letter has not been amended or modified, and the commitment contained in the Equity Commitment Letter has not been withdrawn or rescinded in any respect, no such withdrawal, termination, amendment or modification is contemplated or pending, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Purchaser or any of its respective Affiliates or, to the Knowledge of the Purchaser, any other Person, under any term or condition of the Equity Commitment Letter. Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, the aggregate proceeds contemplated by the Equity Commitment Letter together with the issuance of the Seller Note will be sufficient when funded for Purchaser to make, in full, the payments described in Article 2 and to pay all fees, costs and expenses related to the Equity Financing and the transactions contemplated by this Agreement and the other Ancillary Documents. The Equity Commitment Letter constitutes the entire and complete agreement between the parties thereto with respect to the Equity Financing and are not subject to any conditions precedent or other contingencies other than as expressly set forth therein and, as of the date hereof, are (x) in full force and effect and (y) the legal, valid, binding and enforceable obligations of the Purchaser and each of the other parties thereto. As of the date hereof, the Purchaser has no reason to believe that any of the conditions to the Equity Financing shall not be satisfied on a timely basis or that the funding contemplated in the Equity Financing shall not be made available to Purchaser on a timely basis in order to consummate the transactions contemplated by this Agreement and to the Knowledge of the Purchaser, there are no facts or occurrences existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate or that would reasonably be expected to cause the Equity Commitment Letter to be ineffective.

4.7 Investment Intent. The Purchaser is acquiring the Units for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment.

4.8 Solvency. As of the Closing and immediately after giving effect to the transactions contemplated by this Agreement, including the payment of the Cash Purchase Price and the Seller Note Amount and any amounts which, by the terms of this Agreement, increase the Cash Purchase Price, and all of the related fees and expenses of the Purchaser and its Affiliates in connection therewith and assuming (1) the accuracy of the representations and warranties by the Sellers set forth in Article 3 (for such purposes, such representations shall be true and correct in all material respects without giving effect to any “knowledge”, “materiality”, “Material Adverse Effect” or similar qualification or expectation) and compliance in all material respects by the Sellers with their covenants contained herein, (2) any estimates, projections or forecasts with respect to the Business that have been provided to the Purchaser have been prepared in good faith upon assumptions that were reasonable as of the date provided and (3) immediately prior to the Closing, none of the Companies or the Subsidiaries are insolvent after giving effect to the transactions contemplated by this Agreement, then, immediately after the Closing: (i) the amount of the “fair saleable value” of the assets of the Purchaser, the Companies, the Subsidiaries and the Purchaser’s other subsidiaries will exceed (A) the value of all liabilities of the Purchaser, the Companies, the Subsidiaries and the Purchaser’s other subsidiaries, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of the Purchaser, the Companies, the Subsidiaries and the Purchaser’s other subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) the Purchaser, the Companies, the Subsidiaries and the Purchaser’s other subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (iii) the Purchaser, the Companies, the Subsidiaries and the Purchaser’s other subsidiaries will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that the Purchaser, the Companies, the Subsidiaries and the Purchaser’s other subsidiaries will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

4.9 Qualification; Bonding. As of the Closing, the Purchaser will have (and will cause the Companies and the Subsidiaries to have) posted such bonds and other financial assurances, and provided such evidence of financial responsibility, as may be required (to the Knowledge of the Purchaser) for the ownership of such Permits and other assets. To the Knowledge of the Purchaser, no fact or condition exists with respect to the properties and assets of Purchaser which may cause any Governmental Authority to withhold its approval of the transactions contemplated hereby.

4.10 Brokers. The Purchaser does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent in connection with the negotiation, execution or delivery of this Agreement or any Ancillary Document.

ARTICLE 5

COVENANTS OF THE PARTIES

5.1 Regulatory Compliance; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchaser and the Sellers shall use their reasonable best efforts to assist, consult with and cooperate with each other and any other parties in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all actions necessary to cause the conditions to the Closing to be satisfied as promptly as practicable; (ii) the obtaining of all actions, waivers, Permits, consents, approvals and authorizations from all third parties and all Governmental Authorities required to consummate, or in connection with, the transactions contemplated by this Agreement; (iii) the making of all necessary registrations and filings promptly with the appropriate Governmental Authorities, including any registrations and filings required by the HSR Act; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition to and in no way limiting the generality of the foregoing, following the date hereof, the Parties shall in good faith prepare and finalize, in the most expeditious manner practicable, the schedules to the Seller Note, the Pledge and Security Agreement (as defined in the Seller Note) and all related ancillary documentation required to be delivered by Purchaser or its Affiliates pursuant thereto so that such documents and schedules are completed on or prior to the Closing in a form that is reasonably satisfactory to Purchaser and the Sellers and in a manner that implements the transactions contemplated by this Agreement and the Seller Note; provided that (i) the schedules to Article 6 to the Seller Note shall only include transactions involving the Companies and the Subsidiaries (and not, for the avoidance of doubt, the Purchaser or Holdings (as defined in the Seller Note)) and (ii) the Sellers shall use their reasonable best efforts to provide readily available historical inputs as they pertain to Companies and the Subsidiaries as may be reasonably requested by the Purchaser to complete such schedules.

(b) In furtherance (but not in limitation) of Section 5.1(a), the Purchaser and the Sellers shall each keep the other apprised of the status of matters relating to actions, waivers, Permits, consents, approvals, authorizations, applications, filings and completion of the transactions contemplated by this Agreement and the Ancillary Documents. Subject to applicable Law and other than with respect to filings and disclosures made pursuant to Section 5.4, each of the Purchaser and the Sellers shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, all of the information relating to the Purchaser, the Sellers, the Companies or any of the Subsidiaries, as the case may be, and any of their respective Affiliates, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement and the Ancillary Documents. The Purchaser and the Sellers shall promptly (but in no event later than (i) with respect to any required applications, notices or other filings under the HSR Act, five (5) Business Days after the date of this Agreement, or (ii) with respect to any required applications, notices or other filings under any other applicable Law, ten (10) days after the date of this Agreement) make all filings and submissions with Governmental Authorities under applicable Law that are necessary or advisable to consummate, or in connection with, the transactions contemplated by this Agreement and the Ancillary Documents. The Sellers, on the one hand, and the Purchaser, on the other hand, shall each, in connection with the efforts referenced in this Section 5.1 to obtain all requisite Permits for the transactions contemplated by this Agreement under applicable Law, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Legal Proceeding initiated by a private party, in each case, regarding any such transaction; (ii) promptly keep the other Party informed of any material communication received by such Party from, or given by such Party to, the FTC, the Antitrust Division of the DOJ, or any other Governmental Authority and of any communication received or given in connection with any Legal Proceeding by a private party, in each case regarding any such transaction; (iii) subject to applicable Law, permit the other Party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ, or any other Governmental Authority or, in connection with any Legal Proceeding by a private party regarding any such transaction, any other Person, and to the extent permitted by the FTC, the DOJ, or other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate, and shall participate and attend upon the request of the other Party, in such meetings and conferences subject to applicable Law; provided, however, that to the extent any of the documents or information provided pursuant to this Section 5.1 are commercially or competitively sensitive, the Sellers or Purchaser, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided, further, that materials may also be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; and (iv) shall, if requested by the other Party or any Governmental Authority, promptly provide information or respond to questions by such Governmental Authority in connection with the subject matter of this Agreement. All fees payable pursuant to this Section 5.1 relating to registrations and filings required by the HSR Act shall be borne by the Purchaser.

(c) Notwithstanding anything contained in Sections 5.1(a) and 5.1(b), Purchaser shall take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Law or decree, order, judgment, injunction, temporary restraining order, or other order that may be asserted by any Governmental Authority or any other Person with respect to the transaction contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in no case later than the Closing Date, including providing information, proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise) such of the assets, properties or businesses of the Business to be acquired by it pursuant hereto as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transaction contemplated hereby or that would make the consummation of the acquisition of Business in accordance with the terms of this Agreement unlawful. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.1 or elsewhere shall require Purchaser or any of its Affiliates (including Apax Partners US, LLC and any investment funds or investment vehicles affiliated with, or managed or advised by Apax Partners US, LLC or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Apax Partners US, LLC or of any such investment fund or investment vehicle) to, and the Sellers shall not, without the prior written consent of Purchaser, agree or otherwise be required to, take any action with respect to Purchaser, or any of its Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Purchaser or any of its Subsidiaries or such Affiliates, or any interest therein, other than with respect to the Post-Closing Sellers Group. Without limiting the foregoing, in no event shall the Sellers or any of their respective Subsidiaries or Affiliates propose, negotiate, effect or agree to any action contemplated by this Section 5.1(c) without the prior written consent of Purchaser. In addition, the Purchaser shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order, or judgment (whether temporary, preliminary, or permanent) that would restrain or prevent the Closing by the Closing Date.

5.2 Interim Period Access.

(a) Upon reasonable notice, subject to applicable HSR and other applicable Laws, the Companies and the Subsidiaries shall afford to the Purchaser and its Representatives, reasonable access during normal business hours during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, to the properties and existing books and records of the Business for the sole purpose of enabling the Purchaser to verify the accuracy of the Sellers’ representations and warranties contained in this Agreement; provided, however, that any such access shall be conducted (i) in accordance with all policies and procedures of Seller and the Companies (including any restrictions on physical presence in offices and facilities as a result of COVID-19), (ii) at the Purchaser’s sole expense, at reasonable times, under the supervision of appropriate personnel of the Companies and the Subsidiaries, in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated by this Agreement and (iii) not to interfere with the normal operation of the business of the Companies and the Subsidiaries, and the Purchaser shall provide the Sellers with at least three (3) Business Days written notice before such access is granted, along with a description of the activities the Purchaser intends to undertake; provided, further, that no environmental studies or tests (including sampling or testing of the soil, sediment, surface water, groundwater, stream sediments, ambient air or building materials) may be performed with respect to the real property leased by the Companies or the Subsidiaries. Notwithstanding the foregoing provisions of this Section 5.2(a) or any other provision of this Agreement, none of the Companies or the Subsidiaries shall be required to provide to the Purchaser documents that are subject to a confidentiality agreement that has not been duly waived or that are subject to attorney-client privilege or work-product doctrine. The Purchaser agrees that it will not, and it will cause its Representatives and Affiliates not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated hereby. All information obtained by the Purchaser and its Representatives under this Section 5.2 shall be subject to the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.

(b) The Purchaser’s and the Purchaser’s Affiliates’ access to and inspection of the assets of the Business shall be at the Purchaser’s sole risk, cost, and expense, and the Purchaser waives and releases all claims against the Sellers, the Companies, the Subsidiaries, and their respective Affiliates, and each of their respective partners, members, officers, directors, employees, attorneys, contactors, agents, or other Representatives, arising in any way therefrom, or in any way connected therewith. The Purchaser agrees to indemnify, defend, and hold harmless the Sellers, the Companies, the Subsidiaries, and their respective Affiliates, and each of their respective partners, members, officers, directors, employees, attorneys, contactors, agents, or other Representatives from and against any and all claims, liabilities, losses, costs, and out-of-pocket expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, arising out of, or relating to, access to the books and records of the Companies and the Subsidiaries prior to the Closing by the Purchaser, its Affiliates, or their respective directors, officers, employees, agents, or Representatives, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of the Companies, the Subsidiaries, or their respective Affiliates or other Representatives. Purchaser recognizes and agrees that all materials, documents, reports, and other information of any type and nature made available to it, its Affiliates or other Representatives, in connection with the transaction contemplated by this Agreement, are made available to it as an accommodation, and without representation or warranty of any kind, whether express, implied, or statutory, as to the accuracy and completeness of such materials, documents, reports, and other information. No warranty of any kind is made by the Sellers, the Companies or the Subsidiaries as to the information supplied to Purchaser or its Affiliates or other Representatives or with respect to the assets to which the information relates. Purchaser expressly agrees that any reliance upon such information, or conclusions drawn from such information, shall be the result of its own independent review and judgment.

5.3 Post-Closing Retention and Access to Records. For a period of seven (7) years following the Closing Date, the Purchaser shall cause the Companies and the Subsidiaries to maintain all books and records relating to the Business, the Companies, and the Subsidiaries for the periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for maintenance of such books and records, reasonably available to the Sellers and their Representatives upon reasonable notice during normal business hours. If at any time after the Closing, any Seller or Representative of any Seller reasonably requires a copy of any such book or record, any Seller shall have the right to promptly obtain a copy thereof from the Purchaser, the Companies or the Subsidiaries at the Purchaser’s, the Companies’ or the Subsidiaries’ cost (as applicable). Notwithstanding the foregoing provisions of this Section 5.3, none of the Purchaser or its Affiliates shall be required to provide any Seller documents that are subject to a confidentiality agreement that has not been duly waived or that are subject to attorney-client privilege or work-product doctrine.

5.4 Press Releases. Neither the Sellers nor the Purchaser, nor any Affiliate or other Representative thereof, shall make any press release or other public announcement regarding the existence of this Agreement, the contents of this Agreement, or the transactions contemplated by this Agreement without the prior written consent of the Purchaser (in the case of announcements by the Sellers or its Affiliates or other Representative) or the Sellers (in the case of announcements by the Purchaser or its Affiliates or other Representatives); provided, however, that the foregoing shall not restrict disclosures by the Purchaser or the Sellers (or any of its Affiliates or other Representatives): (a) to the extent that such disclosures are required by, or advisable under, applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates (and the Purchaser hereby acknowledges and agrees that AWK is required to publicly file this Agreement, the Seller Note and the Revenue Share Agreement with the U.S. Securities and Exchange Commission); (b) that, subject to Section 5.1(b), are necessary to provide notices, seek waivers, or seek consents necessary for the consummation of the transactions contemplated by this Agreement; (c) in connection with the enforcement of their respective rights under this Agreement; or (d) upon mutual consent of both the Sellers and the Purchasers to release such press release; provided, further, that, in the case of clause (b), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement. The Sellers and the Purchaser shall each be liable for the compliance of their respective Affiliates with the terms of this Section 5.4.

5.5 Operation of Business.

(a) From the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with its terms, except as (i) may be expressly required by this Agreement, (ii) previously consented to in writing by the Purchaser or (iii) required by changes to Law, the Sellers shall, and shall cause the Companies and the Subsidiaries to: (A) operate the Business in the Ordinary Course of Business and (B) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Companies and the Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its and their respective customers, lenders, suppliers, regulators and others having business relationships with the Companies and the Subsidiaries.

(b) Without limiting the foregoing, from the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with its terms, except as (i) may be expressly required by this Agreement, (ii) previously consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) , (iii) required by changes to Law, or (iv) as set forth on Schedule 5.5(b), the Sellers shall not, and shall cause the Companies and the Subsidiaries not to:

(i)	take or fail to take any action which would reasonably be expected to cause a Lien to arise with respect to the Units (other than a Permitted Lien);

(ii)	split, combine, or reclassify any outstanding equity securities of any Company or any Subsidiary;

(iii)	repurchase, redeem, or otherwise acquire any Company’s or any Subsidiary’s interests or securities;

(iv)	adopt a plan or complete or partial dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Company or any Subsidiary;

(v)	issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity securities of any Company or any Subsidiary;

(vi)

amend or otherwise alter, waive, or change any rights or obligations under or with respect to the articles of organization of any Company or any Subsidiary (whether by merger, consolidation or otherwise);

(vii)	liquidate, dissolve, recapitalize, or otherwise wind up any Company or any Subsidiary;

(viii)	change the financial accounting methods, policies, or practices of the Companies and the Subsidiaries except, in each case, as required by applicable Law or GAAP;

(ix)

make, change or revoke any material Tax election, change any accounting period or method with respect to Taxes, file any amended material Tax Return, enter into any closing agreement with respect to material Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a refund of a material amount of Taxes, initiate any voluntary disclosure with, or request any ruling from, a Governmental Authority with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any Taxes of the Company or any Subsidiary;

(x)

acquire (by merger, consolidation, acquisition of equity interest or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses of another Person, other than the acquisition of assets, securities, properties, interests or businesses in the Ordinary Course of Business or in replacement of worn-out, obsolete, or damaged equipment, which are not, individually or in the aggregate, material to the Business;

(xi)

transfer, sell, hypothecate, license, encumber, abandon, allow to lapse or otherwise dispose of (by merger, consolidation, acquisition of equity interests or assets or otherwise) any material assets of any Company or any Subsidiary, except for (i) non-exclusive licenses for Intellectual Property in the Ordinary Course of Business and (ii) distributions of cash to any Seller or its designee prior to the Effective Time;

(xii)

terminate, materially amend, or extend any Material Contract or enter into any Contract that, if in existence on the date of this Agreement, would be required to be disclosed pursuant to Section 3.13(a); (other than the expiration of such Material Contract in accordance with its terms); provided, however, that the Companies and the Subsidiaries may extend or renew, on terms no less favorable in the aggregate to the applicable Company or the applicable Subsidiary, or pursuant to the terms that are set forth in such Material Contract, any Material Contract that is Scheduled to expire in accordance with its terms within twelve (12) months after the date of this Agreement or amend the terms of, or change the forms of, its Service Contracts;

(xiii)	fail to use commercially reasonable efforts (including the expenditure of reasonable funds) to maintain in full force and effect all Permits;

(xiv)

make any loans, advances or capital contributions to, or investments in, any other Person other than accounts receivable in the Ordinary Course of Business and loans, advances or capital contributions to, or investments in, the Company or any Subsidiary;

(xv)

except as required by applicable Law, or required under any Employee Plan or Group Company Plan, (A) increase the compensation or benefits of any Business Employee (other than in the Ordinary Course of Business with respect to Business Employees whose annual compensation is less than $100,000), (B) establish, adopt, enter into, terminate or amend any Group Company Plan (or any agreement, program, policy or plan that would be a Group Company Plan if it were in existence on the date of this Agreement), (C) hire or terminate (other than for cause) any Business Employees with a level of 40 or above or increase the number of employees satisfying the Service Condition by more than 15% (D) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any amount under any Employee Plan (with respect to Business Employees), (E) change the duties of any employee of Sellers or its respective subsidiaries (including the Companies and the Subsidiaries) such that such employee becomes a Business Employee or ceases to be a Business Employee or (F) cause or permit the Companies or Subsidiaries to make any loans or advances to, or guarantees for the benefit of, any other Person (except participant loans made by the Seller 401(k) Plans pursuant to the terms of the applicable Seller 401(k) Plan) other than advances to Business Employees for business expenses to be incurred in the Ordinary Course of Business;

(xvi)

(A) pay, settle, waive, or compromise any suit, claim, arbitration, or other Legal Proceeding involving or against any Company or any Subsidiary other than any such claims (or series of related claims) seeking solely monetary damages; provided, however, that the payment of amounts for such claims are paid in full prior to the Closing, or are reflected in Net Working Capital as a Current Liability or (B) other than in response to an unsolicited inquiry following consultation with the Purchaser and subject to the terms of the Common Interest and Cooperation Agreement, make any disclosure to any regulatory or licensing authority, end customers, utility partners or other third parties (other than the EDNY (as defined in the Common Interest and Cooperation Agreement) with respect to the Covered Matters (as defined in the Common Interest and Cooperation Agreement);

(xvii)	enter into any Contract with any Seller or Affiliate of any Seller (other than the Companies and the Subsidiaries), on the one hand, and any Company or any Subsidiary, on the other hand;

(xviii)	make or commit to make any capital expenditure over $500,000 in the aggregate other than those set forth in Schedule 5.5(b)(xviii);

(xix)	enter into any new line of business other than the Business;

(xx)	make any materially adverse change to the security of any Company Systems;

(xxi)	allow any Insurance Policy to lapse or otherwise terminate, except if replaced by a substantially similar insurance policy without any gaps in coverage;

(xxii)	pay payables and other accrued liabilities or collect receivables in any manner other than in the Ordinary Course of Business in all material respects; and

(xxiii)	agree to do any of the foregoing.

(c) The Purchaser’s approval of any action restricted by this Section 5.5 shall not be unreasonably withheld, conditioned or delayed and shall be considered granted in full within ten (10) days (unless a shorter time is, in the reasonable discretion of the Sellers, required by the circumstances and such shorter time is specified in Sellers’ notice requesting consent) of the Seller’s notice to the Purchaser requesting such consent unless the Purchaser notifies the Seller to the contrary during that period.

(d) For purposes of the covenants contained in this Section 5.5, any change, event, circumstance, development, condition, occurrence, state of facts, or effect relating to or arising from COVID-19, and any action taken by any Company or any Subsidiary relating to or arising from COVID-19, shall not constitute a breach of such covenants, including any change, event, circumstance, development, condition, occurrence, state of facts, or effect, or act or omission of any Company or any Subsidiary, relating to or arising from one or more Laws or orders of Governmental Authorities relating to COVID-19.

5.6 Employee Matters.

(a) Employee List Updates; No Participation After Closing Date. Revisions to the Employee List following the date of this Agreement shall be made by Seller periodically prior to the Closing Date to reflect new hires, employment terminations, changes to employment status and any other change thereto which are not prohibited by this Agreement, and Seller shall provide an updated Employee List to Purchaser three (3) Business Days prior to the Closing Date. The Sellers shall take such action as necessary to ensure that each of the Companies and the Subsidiaries is no longer a participating employer eligible to participate in any of the Employee Plans on or after the Closing Date other than Group Company Plans. With respect to Employee Plans in which the Companies or the Subsidiaries cease to be participating employers, the Sellers shall take such action as necessary to ensure that all current or former employees of the Companies and the Subsidiaries (the “Applicable Employees”), and their dependents (as applicable), cease to participate in the Employee Plans on and after the Closing Date, except to the extent they, or their dependents, beneficiaries or alternate payees are entitled to receive a previously accrued benefit under an Employee Plan not transferred to the Purchaser under this Agreement.

(b) Purchaser Obligation for Employment Terms and Benefits. For the twelve (12) month period following the Closing Date, the Purchaser shall, or shall cause the Company to, provide each Applicable Employee as of the Closing Date who remains employed by the Company or the Subsidiary (each, a “Continuing Employee”) with the following, for so long as such Continuing Employee remains employed by the Company or the Subsidiary: (A) base salary or hourly wages which are no less than the base salary or hourly wages provided thereto by the Companies or the applicable Subsidiary immediately prior to the Closing; (B) target cash award and other annual cash incentives (including, for the avoidance of doubt, the 2021 target cash award) and commission opportunities which are no less than the target cash award and other annual cash incentives and commission opportunities provided thereto by the Companies or the applicable Subsidiary immediately prior to the Closing; (C) 401(k) and health and welfare benefits that are substantially comparable in the aggregate than those provided thereto by the Company or the applicable Subsidiary immediately prior to the Closing; and (D) severance benefits that are no less favorable than the practice, plan or policy in effect therefor immediately prior to the Closing Date. Nothing in this Agreement shall be construed as requiring the Purchaser, the Companies, or the Subsidiaries to continue the employment of any specific person.

(c) Prior Service and Other Credits.

(i)

With respect to the employee benefit plans (within the meaning of Section 3(3) of ERISA), programs, policies, fringe benefits, or arrangements (whether written or unwritten of the Purchaser or its Affiliates (collectively the “Purchaser Employee Plans”), all periods of service with the Companies, the Subsidiaries or any ERISA Affiliate, or any predecessor entity of either, by any Continuing Employee prior to the Closing Date shall be credited for purposes of (vesting and eligibility, benefit accrual and/or level of benefits) under the Purchaser Employee Plans, including but not limited to fringe benefit plans, sick leave policies, vacation, severance plans or policies (subject to any retention agreements), defined contribution, and matching contributions under defined contribution plans (but excluding benefits under a defined benefit pension plan, any benefit plan that provides retiree welfare benefits, or any benefit plan that is a frozen plan or provides grandfathered benefits); provided, however, that, except as expressly provided in this Section 5.6, such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(ii)

With respect to any Purchaser Employee Plans which are welfare plans as defined in Section 3(1) of ERISA to which any Continuing Employee may become eligible, the Purchaser shall cause such Purchaser Employee Plans to provide credit for the year in which the Closing occurs for any co-payments, deductibles, maximum out-of-pocket payments by such employees, and to waive all pre-existing condition exclusions and waiting periods, to the extent permitted by the insurance carriers for Purchaser Employee Plans without additional cost.

(iii)

Solely to the extent the Closing occurs during calendar year 2021, effective as of the last day of the month in which the Closing occurs (the “FSA End Date”), Continuing Employees who participate in an Employee Plan that is a flexible spending account plan (such accounts, the “Seller FSA” and such participants in the FSA, “FSA Participants”) shall no longer be eligible to contribute to the Seller FSA except as otherwise provided by and in accordance with COBRA. Effective as of the Closing Date, Purchaser or one of its Affiliates, shall establish a flexible spending account plan which shall (i) permit immediate participation as of the first day of the month immediately following Closing for all FSA Participants and (ii) accept for reimbursement any claims related to the calendar year in which the Closing Date occurs and eligible for reimbursement on the basis of participant elections initially made under the Seller FSA, to the extent such claims have not been previously reimbursed by Seller or the Company. The salary reduction election of FSA Participants under the Seller FSA will be continued by the Purchaser or its Affiliate following Closing (and no such FSA Participant shall be able to change such an election as a result of the transactions contemplated by this Agreement). The Seller shall provide to the Purchaser as soon as administratively feasible, but in no event later than ten (10) Business Days following the date of this Agreement, a Schedule setting forth the FSA Participants and (x) if applicable, the amount each FSA Participant has elected to contribute to the Seller FSA for the calendar year in which the Closing Date occurs and (y) the account balance of each FSA Participant (the “FSA Balances”). In addition, the Seller shall provide to the Purchaser as soon as administratively feasible, but in no event later than ten (10) Business Days, following the FSA End Date, an updated Schedule setting forth the FSA Balance for each FSA Participant as of the FSA End Date. To the extent the FSA Balances in the aggregate are positive, the Seller shall make a payment to the Purchaser equal to the aggregate positive FSA Balances by the fifteenth (15th) Business Day following the Closing Date. To the extent the FSA Balances in the aggregate are negative, the Purchaser shall make a payment to the Seller equal to the aggregate negative FSA Balances by the fifteenth (15th) Business Day following the Closing Date. The Seller shall reasonably cooperate with the Purchaser in order to effectuate the foregoing, including by providing the FSA Participants’ claims history, to the extent permitted by applicable Law, under the Seller FSA in order to verify the FSA Balances. Notwithstanding the foregoing, no Continuing Employee who elects COBRA continuation coverage with respect to such Continuing Employee’s flexible spending account shall be considered an FSA Participant and any such Continuing Employee’s flexible spending account balance shall not be an FSA Balance.

(iv)

The Purchaser shall cause the Company and the Subsidiary to recognize and assume liability for vacation days and previously accrued and reserved for by the Companies and the Subsidiary as of the Closing Date.

(d) Health and Welfare Benefits. Sellers shall be responsible for all (a) medical, vision, dental and prescription drug claims for expenses incurred by any Applicable Employee or his or her dependents, (b) claims for short-term and long-term disability income benefits incurred by any Applicable Employee and (c) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Applicable Employee, in each case, prior to the Closing. Purchaser shall be, or shall cause its Affiliates to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Continuing Employee and (iii) claims for group life, travel and accident and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, on or after the Closing. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (x) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (y) short- and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. Sellers shall be responsible for all claims for workers compensation benefits that are incurred prior to the Closing by any Applicable Employee to the extent such claims are covered under a workers’ compensation plan or policy maintained or owned by Sellers or their Affiliates. Purchaser and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Closing by any Continuing Employee to the extent such claims are covered under a workers’ compensation plan or policy maintained or owned by Purchaser or its Affiliates. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs. If the Workers Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the responsibility and liability of Purchaser.

(e) 401(k) Plan. The Sellers shall retain the Savings Plan for Employees of American Water Works Company, Inc. and its designated Subsidiaries (the “Savings Plan”), and Applicable Employees shall be entitled to a distribution from the Savings Plan after the Closing Date to the extent permitted by the Savings Plan and applicable Law. The Sellers, if applicable, shall amend the Savings Plan to (i) fully vest the Applicable Employees as of the Closing Date and (ii) allow Applicable Employees to continue to make loan payments on any outstanding participant loan following the Closing Date provided any such Applicable Employee retains a balance in the Savings Plan. The Continuing Employees shall be eligible to commence participation in a Purchaser-designated 401(k) savings plan as soon as administratively practicable following the Closing Date and shall be permitted to rollover their account balances from the Savings Plan, including any outstanding loans.

(f) Nothing in this Agreement is intended to amend any Employee Plan or affect the Sellers’, the Companies’, the Subsidiaries’ or any ERISA Affiliate’s right to amend or terminate any Employee Plan pursuant to the terms of such plan. Nothing in this Agreement is intended to amend any Purchaser Employee Plan or affect the Purchaser’s or any of the Purchaser’s Affiliate’s right to amend or terminate any the Purchaser Employee Plan pursuant to the terms of such plan. This Section 5.6 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained in this Agreement, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.6 shall not create any right in any employee or any other Person to any continued employment with the Companies, the Subsidiaries, the Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(g) From and after the date hereof until the Closing Date, Purchasers and Sellers shall cooperate in good faith regarding any written communications to be distributed to any Business Employees relating to the transactions contemplated by this Agreement or post-Closing terms of employment, and Purchaser shall consult with Sellers and obtain Sellers’ consent before distributing any communications to any Business Employees. Sellers shall not (i) take any action that would impede, hinder, interfere or otherwise compete (directly or indirectly) with Purchaser’s effort to employ any Business Employee or (ii) enforce against any Continuing Employee any non-compete or other restrictive covenant that would restrict or prohibit in any manner such employee’s ability to be employed by Purchaser or any of its Affiliates, or such employee’s employment or ability to provide services to Purchaser or any of its Affiliates in any capacity from and after the Closing. Sellers shall assign to Purchaser all of Seller’s right in, and interest as a beneficiary under, the Contracts, Employee Plans or other arrangements set forth on Schedule 5.6(g).

5.7 Further Assurances. After Closing, the Sellers and the Purchaser each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement, all at the sole cost and expense of the requesting Party.

5.8 Exclusivity. From and after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except for the transactions contemplated by this Agreement, without the prior written consent of the Purchaser, the Sellers shall not, and shall cause the Companies, the Subsidiaries, and their respective Affiliates, not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion or Contract with any Person, with respect to the sale of the Units or any other voting or equity interests of any Subsidiary, or all or substantially all of the assets of any Company or any Subsidiary, or any merger, recapitalization or similar transaction with respect to any Company or any of the Subsidiaries.

5.9 Termination of Affiliate Obligations. Except with respect to liabilities relating to employment relationships and the payment of employment compensation and benefits in the Ordinary Course of Business, and except for the matters described on Schedule 5.9, the Sellers shall cause the termination, settlement, cancellation, or assignment of, effective as of or prior to the Effective Time, all Contracts, Intercompany Debt and obligations between the Companies and the Subsidiaries, on the one hand, and Sellers or its Affiliates (other than the Company and the Subsidiaries), on the other hand (collectively, the “Terminated Affiliate Obligations”). On and after the Closing, none of the Purchaser, the Companies, the Subsidiaries or any of their Affiliates shall have any obligations or liabilities arising out of or pursuant to any Terminated Affiliate Obligations.

5.10 Confidentiality.

(a) For five (5) years after the Closing Date, the Sellers shall (and shall cause its Affiliates to) maintain as confidential, and shall not (and shall cause their representative Affiliates to not) use or disclose, except as required by Law or as authorized in writing by the Purchaser, any Confidential Information. The Sellers shall take all appropriate steps (and to cause each of their representative Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft, using the standard of care that they each use to protect their own similar confidential information (and in no event less than a reasonable standard of care). In the event any Seller or any of its Affiliates is required by Law to disclose any Confidential Information, the Seller shall promptly notify the Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure. The foregoing shall not apply to press releases or other announcements pursuant to Section 5.4 or Confidential Information that: (i) is or becomes available to the public, other than as a result of breach of this Section 5.10(a) by any Seller; (ii) is acquired independently from a third Person that represents to any Seller or its Affiliate that it has, and such Seller or such Affiliate does not otherwise have reason to believe that such Person does not have, the right to disseminate such information at the time it is acquired by such Seller or Affiliate; or (iii) is used or disclosed by any Seller or its Affiliate in the enforcement of this Agreement or any Seller’s rights under this Agreement or under any document executed pursuant to the transactions contemplated hereby. The Confidentiality Agreement shall terminate and be of no further force or effect as of the Closing.

(b) The Sellers acknowledge and agree that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.10 will be inadequate and, accordingly, the Sellers covenant and agree that the Purchaser shall, in addition to any other rights and remedies which the Purchaser may have at Law, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of this Section 5.10, as may be available from any court of competent jurisdiction. In addition, the Sellers and the Purchaser agree that the terms of this Section 5.10 are fair and reasonable and are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby. In the event that any of the covenants contained in this Section 5.10 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the Parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.10 shall be amended in accordance with said modification, it being specifically agreed by the Parties that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

5.11 Directors’ and Officers’ Insurance.

(a) From and after the Closing Date, the Purchaser, the Companies and the Subsidiaries (each, a “D&O Indemnifying Person”) shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the Closing Date, an officer, director, employee, equityholder, member or manager of any Company or any Subsidiary (collectively, the “Company Indemnified Agents”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the D&O Indemnifying Person (which approval shall not be unreasonably delayed, conditioned, or withheld) or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out, of the fact that such Person is or was a director, officer, employee, equityholder, member or manager of any Company or any Subsidiary and arising out of actions or omissions occurring at or prior to the Closing Date and whether asserted or claimed prior to, at, or after, the Closing Date, but only to the extent any Company or any Subsidiary would be required to do so as of the date of this Agreement; provided, that each D&O Indemnifying Person shall only be required to indemnify a Company Indemnified Agent pursuant to this Section 5.11 to the extent it is permitted under the Law of the state of its formation to indemnify directors, officers, managers, equityholders, members and employees, as the case may be (and the Purchaser, the Companies and the Subsidiaries, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Agent to the fullest extent permitted by Law). The Purchaser agrees that the indemnification obligations set forth in the Companies’ and the Subsidiaries’ governing documents shall survive the Closing and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnified Agent.

(b) Each Company Indemnified Agent under this Section 5.11 will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Company Indemnified Agent in respect of which indemnity may be sought from a D&O Indemnifying Person under this Section 5.11, notify the D&O Indemnifying Person in writing of the commencement thereof. The failure of any Company Indemnified Agent to notify a D&O Indemnifying Person of any such action shall not relieve such D&O Indemnifying Person from any liability which it may have to such Company Indemnified Agent, unless, and only to the extent that, such failure actually and materially prejudices the D&O Indemnifying Person. In case any such action or other proceeding shall be brought against any Company Indemnified Agent and it shall notify the D&O Indemnifying Person of the commencement thereof, the D&O Indemnifying Person shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Company Indemnified Agent; provided, however, that any Company Indemnified Agent may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the D&O Indemnifying Person and a Company Indemnified Agent are, or are reasonably likely to become, a party, such Company Indemnified Agent shall have the right to employ separate counsel at the D&O Indemnifying Person’s expense and to control its own defense of such action or proceeding if, based on the advice of counsel to such Company Indemnified Agent, (a) there are or may be legal defenses available to such Company Indemnified Agent or to other Company Indemnified Agents that are different from or additional to those available to the D&O Indemnifying Person or (b) any conflict or potential conflict exists between the D&O Indemnifying Person and such Company Indemnified Agent that would make such separate representation advisable. The D&O Indemnifying Person shall not, without the consent of the Company Indemnified Agent, consent to the entry of any judgment or enter into any settlement which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Indemnified Agent of a release from all liability in respect to such claim or litigation or (ii) requires action by the Company Indemnified Agent. The rights accorded to Company Indemnified Agents under this Agreement shall be in addition to any rights that any Company Indemnified Agent may have at common law, by separate agreement or otherwise.

(c) Purchaser has obtained, or shall obtain prior to Closing, a prepaid “tail” officers’ and directors’ liability insurance policy for a term of no less than six (6) years following Closing covering the Persons who are presently covered by the officers’ and directors’ liability insurance policies maintained by an Affiliate of the Sellers covering officers and directors of the Companies and the Subsidiaries (copies of which have been made available to the Purchaser) with respect to actions and omissions occurring prior to the Closing Date that provides coverage from insurance carriers with the same or better credit ratings as the Companies’ and the Subsidiaries’ current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary duty insurance with a policy limit of $35 million and otherwise not less favorable than provided by such insurance in effect on the date of this Agreement set forth on Schedule 5.11(c); provided, Purchaser shall not be required to provide or purchase any coverage related to the Covered Matters (as defined in the Common Interest and Cooperation Agreement). The Purchaser shall pay any applicable premiums for such insurance.

(d) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Agent, his or her heirs and his or her Representatives.

5.12 Purchaser’s Due Diligence Investigation.

(a) The Purchaser acknowledges and agrees that none of the Sellers, the Companies or the Subsidiaries nor any of their respective Affiliates or Representatives has made any representations or warranties regarding the Sellers, the Companies, the Subsidiaries, any of their respective businesses or assets or the Units or equity interests of the Subsidiaries or otherwise in connection with the transactions contemplated hereby, other than the representations and warranties expressly set forth in Article 3. Without limiting the generality of the foregoing, the Purchaser acknowledges and agrees that no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Companies or the Subsidiaries or the Units or equity interests of the Subsidiaries, is or shall be deemed to be a representation or warranty by the Sellers, the Companies or the Subsidiaries to the Purchaser under this Agreement or otherwise, and that the Purchaser has not relied thereon in determining to execute this Agreement or any Ancillary Document to which Purchaser is or will be a party and proceed with the transactions contemplated hereby. The Purchaser further acknowledges and agrees that materials it and its Representatives have received from the Sellers, the Companies, the Subsidiaries and their respective Affiliates or Representatives, including any investment banker or broker, include projections, forecasts and predictions relating to the Business and that (i) there are uncertainties inherent in attempting to make such projections, forecasts and predictions, (ii) the Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished (iii) the Purchaser shall not have any claims against the Sellers, the Companies, the Subsidiaries or their respective Affiliates or Representatives, including any investment banker or broker, with respect thereto, and (iv) the Purchaser has not relied thereon. The Purchaser acknowledges that, except for the representations and warranties expressly set forth in Article 3, no Person has been authorized by the Sellers, the Companies or the Subsidiaries to make any representation or warranty regarding the Sellers, the Companies or the Subsidiaries, any of their respective businesses or assets, the Units or equity interests of the Subsidiaries or the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Sellers, the Companies or the Subsidiaries.

(b) The Purchaser acknowledges and agrees that it: (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties expressly set forth in Article 3, has formed an independent judgment concerning the Companies and the Subsidiaries, their businesses and the Units and the equity interests of the Subsidiaries; and (ii) has conducted such investigations of the Companies and the Subsidiaries, their businesses and the Units and equity interests of the Subsidiaries as the Purchaser deems necessary to satisfy itself as to the operations and conditions thereof, and will rely solely on such investigations and inquiries, and the representations and warranties expressly set forth in Article 3. The Purchaser further acknowledges and agrees that it will not at any time assert any claim against the Sellers, the Companies, the Subsidiaries or any of their respective present and former Affiliates or Representatives, including any investment banker or broker, or attempt to hold any of such Persons liable, for any inaccuracies, misstatements or omissions with respect to the information furnished by such Persons concerning the Sellers, the Companies or the Subsidiaries, any of their respective businesses or assets or the Units or equity interests of the Subsidiaries, other than for any inaccuracies or misstatements in the representations and warranties set forth in Article 3 (subject to the limitations and expiration set forth in Article 10).

(c) The Purchaser is (or its advisors are) experienced and knowledgeable in the Business and is aware of the risks of owning and operating the Business. The Purchaser acknowledges and affirms that: (a) it has been given such access to the Business, been afforded the opportunity to ask all questions of the Sellers, the Companies, the Subsidiaries and their Affiliates and Representatives, and completed such independent investigation, verification, reviews, analysis, and evaluation of the Companies, the Subsidiaries, and the Business, as it has deemed necessary or appropriate to enter into this Agreement and the other Ancillary Document to which Purchaser is a party that will be executed and delivered concurrently with this Agreement; and (b) prior to the Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Companies, the Subsidiaries, and the Business and made all such reviews and inspections of Companies, the Subsidiaries, and the Business as it deems necessary or appropriate to enter into the other Ancillary Documents to which Purchaser will be a party on or prior to Closing, and to consummate the transactions contemplated by this Agreement and such Ancillary Documents. Except for the representations and warranties expressly made by Sellers in Article 3 of this Agreement or the certificate to be delivered to the Purchaser pursuant to Section 7.2(d), the Purchaser acknowledges that there are no representations or warranties, express or implied, as to the financial condition, liabilities, operations, business, or prospects of the Companies, the Subsidiaries, and the Business and that, in making its decision to enter into this Agreement and the other Ancillary Document to which Purchaser is or will be a party, and to consummate the transactions contemplated hereby and thereby, the Purchaser has relied solely upon its own independent investigation, verification, analysis, and evaluation. The Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any Governmental Authority or foreign government, agency or instrumentality has passed upon the Units, the equity interests of the Subsidiaries, the Companies, the Subsidiaries, or the Business or made any finding or determination as to the fairness of an investment in any of the foregoing or the accuracy or adequacy of the disclosures made to the Purchaser, and, except as set forth in Article 9, the Purchaser is not entitled to cancel, terminate, or revoke this Agreement.

(d) The Purchaser acknowledges that the Purchase Price has been negotiated based upon the Purchaser’s express agreement that should the Closing occur, the Purchaser will acquire the Companies and the Subsidiaries and their equity interests, businesses, properties, assets and liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in Article 3. Further, without limiting any representation or warranty set forth in Article 3, and without limitation or prejudice to Purchaser’s rights pursuant to Section 5.2 hereof, the Purchaser acknowledges that it has waived and hereby waives as a condition to the Closing or otherwise any further due diligence reviews, inspections or examinations with respect to the Companies, the Subsidiaries and the Units and equity interests of the Subsidiaries, including with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.

5.13 Release of Support Obligations.

(a) The Purchaser recognizes that the Sellers and their Affiliates have provided guarantees or other credit support to the Companies and/or the Subsidiaries, all of which that are outstanding as of this Agreement are set forth on Schedule 5.13 (such support obligations set forth on Schedule 5.13, hereinafter referred to as “Support Obligations”).

(b) Prior to the Closing, the Purchaser and the Sellers shall cooperate, and each shall use its commercially reasonable efforts to, effect the full and unconditional release, effective as of the Closing Date, of the Sellers and their Affiliates (other than the Companies or the Subsidiaries) from all Support Obligations, and in the case of the Purchaser, by:

(i)

furnishing a letter of credit to replace each existing letter of credit that is a Support Obligation containing terms and conditions that are no less favorable to the terms and conditions of such existing letter of credit and from lending institutions that have a credit rating commensurate with or better than that of lending institutions for such existing letter of credit;

(ii)	instituting an escrow arrangement to replace each existing escrow arrangement that is a Support Obligation on terms no less favorable to the counterparty of such existing escrow arrangement;

(iii)

furnishing a guaranty to replace each existing guaranty that is a Support Obligation, which replacement guaranty is issued by a Person having a credit rating at least equal to “investment grade” and containing terms and conditions that no less favorable to the terms and conditions of such existing guaranty;

(iv)

posting a surety or performance bond to replace each existing surety or performance bond that is a Support Obligation, which replacement surety or performance bond is issued by a Person having a net worth and credit rating at least equal to those of the issuer of such existing surety or performance bond, and containing terms and conditions that are no less favorable to the terms and conditions of such existing surety or performance bond; and/or

(v)	replacing any other security agreement or arrangement on no less favorable terms and conditions to the existing security agreement or arrangement that is a Support Obligation.

(c) The Purchaser shall cause the beneficiary or beneficiaries of such Support Obligations to: (i) remit any cash or other asset to a Seller or one of its Affiliates, as applicable, held under any escrow arrangement that is a Support Obligation promptly following the replacement of such escrow arrangement pursuant to Section 5.13(b)(ii); and (ii) terminate, surrender and redeliver to a Seller or one of its Affiliates the copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations.

(d) If the Purchaser and the Sellers are not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of the Sellers and their Affiliates (other than the Company and the Subsidiaries) from any Support Obligations by the Closing Date (each such unreleased Support Obligation, until such time as such Support Obligation is released in accordance with Section 5.13(d)(i), a “Continuing Support Obligation”), then:

(i)

from and after the Closing Date, the Purchaser and the Sellers shall continue to cooperate, and each shall continue to use its commercially reasonable efforts, to obtain promptly the full and unconditional release of the Sellers and their Affiliates from each Continuing Support Obligation;

(ii)

the Purchaser shall indemnify the Sellers and their Affiliates from and against any liabilities, losses and reasonable out-of-pocket costs or expenses incurred by the Sellers and their Affiliates from and after the Closing Date in connection with each Continuing Support Obligation (including any demand or draw upon, or withdrawal from, any Continuing Support Obligation) until such time as such Continuing Support Obligation is released in accordance with Section 5.13(d)(i);

(iii)

the Purchaser shall not, and shall cause its Affiliates, including in all events the Companies and the Subsidiaries, not to, effect any amendments or modifications or any other changes to the Contracts or obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the liability of the Sellers or any of their Affiliates under any Continuing Support Obligation, without the Sellers’ prior written consent, which, subject to the application of the provisions of this Section 5.13(d) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed; and

(iv)

the Seller shall not, and shall cause its Affiliates not to, cancel or otherwise effect any amendments or modifications or any other changes to the Continuing Support Obligations that could increase, extend or accelerate the liability of the Purchaser or any of their Affiliates under any Continuing Support Obligation, without the Purchaser’s prior written consent, which, subject to the application of the provisions of this Section 5.13(d) to any such increase, extension or acceleration, shall not be unreasonably withheld or delayed.

5.14 Sellers’ Marks. From and after the Closing, except as permitted by the License Agreement, (i) the Companies and the Subsidiaries shall cease all use of (including in any domain name, and shall not register) all Trademarks owned by Seller or any of its Affiliates and identified on Schedule 5.145.5(b) (collectively, the “Seller Marks”), and (ii) the Purchaser shall not, and shall cause its Affiliates, including in all events the Companies and the Subsidiaries, not to, use (including in any domain name, and shall not register) any Seller Marks, or any recognizable abbreviation or derivation thereof or any Trademark confusingly similar thereto. From and after the Closing, Purchaser shall not, and shall cause its Affiliates, including in all events the Companies and the Subsidiaries, not to, challenge the validity, enforceability or use (including registration) by Seller or any of its Affiliates or licensees of any of the Seller Marks, so long as any such use does not violate the License Agreement.

5.15 Intellectual Property Covenants; Websites and Social Media Sites.

(a) Effective as of the Closing Date:

(i)

Sellers, on behalf of themselves and their respective Affiliates (as of the Closing Date) (excluding the Companies and the Subsidiaries, the “Seller Covenant Parties”), hereby covenants to Purchaser that none of the Seller Covenant Parties shall bring any Legal Proceeding against the Purchaser Covenant Parties that alleges that the current and future operation of the Business infringes any Intellectual Property other than Trademarks that, in each case, is (x) owned by the Seller Covenant Parties as of the Closing Date and (y) used in the Business on or at any time during the twelve (12) month period prior to the Closing Date.

(ii)

Purchaser, on behalf of itself, the Companies and their Affiliates (the “Purchaser Covenant Parties”) hereby covenants to the Seller Covenant Parties that none of the Purchaser Covenant Parties shall bring any Legal Proceeding against any of the Seller Covenant Parties that alleges that the current and future operation of the retained businesses of the Seller Covenant Parties infringes any Intellectual Property, other than Trademarks, that, in each case, is (x) owned by the Companies or the Purchaser Covenant Parties as of the Closing Date and (y) used in the retained businesses of the Seller Covenant Parties on or at any time during the twelve (12) month period prior to the Closing Date.

(iii)

The covenants in Sections 5.15(a)(i) and (ii) extend to the contractors, service providers, distributors, resellers and end-users of the applicable Seller Covenant Parties or the Purchaser Covenant Parties, as applicable, with respect to the Business or retained businesses, as applicable, of the Seller Covenant Parties or the Purchaser Covenant Parties, as applicable, but not with respect to other products or services of such third parties.

(iv)	The above covenants are deemed to run with the Intellectual Property subject thereto and shall automatically be binding upon any assignee thereof.

(b) At Purchaser’s request, for up to 180 days after the Closing Date, Seller shall display on all of its and its applicable Affiliates’ website and social media sites set out on Schedule 5.15(b) a mutually agreed statement about the transactions contemplated herein and link to a website and social media sites designated by Purchaser.

5.16 Transfer of Assets. Notwithstanding anything in this Agreement to the contrary, in addition to the purchase of the Units, the Sellers shall and cause its respective Affiliates to convey, assign and transfer to the Companies or the Subsidiaries as designated by the Purchaser in its sole discretion, at or prior to the Closing, all of the right, title and interest in any assets of the Sellers and their respective Affiliates primarily related to the Business, including such assets set forth in Schedule 5.16. Following the date of this Agreement until eighteen (18) months after the Closing, in the event any Seller is or becomes aware of any assets primarily related to the Business in the possession of any Seller or any other Affiliate, such Seller shall notify the Purchaser of such fact and provide a reasonably detailed description of such asset and, upon the request of the Purchaser, shall transfer such asset to the Purchaser (or a designee of the Purchaser).

5.17 Equity Commitment Letter. The Purchaser will take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary, proper, or advisable to obtain the Equity Financing contemplated by the Equity Commitment Letter, including fully enforcing the Sponsors’ obligations (and the rights of the Purchaser) under the applicable Equity Commitment Letter.

5.18 Non-Solicitation. During the period commencing as of the date hereof and ending on the third (3rd) anniversary of the Closing, none of Sellers and each entity that is or becomes an Affiliate of Sellers after the Closing (collectively, the “Post-Closing Seller Group”) shall, directly or indirectly, or as a stockholder, partner, member, manager, or other owner or participant in any Person, solicit, endeavor to entice away from or otherwise encourage to leave the employ or service of any of the Companies or their Subsidiaries or offer employment or a consulting position to, or hire any Person who is a Continuing Employee as of the Closing; provided, however, that any member of the Post-Closing Seller Group may advertise for employees, in newspapers, trade publications or other through the internet or other media, or engage recruiters to conduct general employee, search activities, in either case not targeted specifically at employees of the Purchaser, the Companies or their Subsidiaries.

5.19 Insurance Claims. From and after the Closing, the Sellers shall, or shall cause their respective Affiliates to, reasonably cooperate with the Purchaser with respect to any claim for coverage by or on behalf of the Companies or the Subsidiaries or with respect to the Companies or the Subsidiaries arising out of or related to the Business under the insurance policies of, or arranged or maintained by, Sellers or their respective Affiliates with respect to the Business (the “Pre-Closing Insurance”) for Losses or claims arising from facts, events or circumstances that occurred or were alleged to have occurred prior to the Closing (“Pre-Closing Occurrences”), and shall, promptly upon receipt, surrender to the applicable Company, Subsidiary or Purchaser any insurance proceeds received by Sellers or its respective Affiliates under the Pre-Closing Insurance with respect to any Loss incurred solely by the Companies or the Subsidiaries arising from such Pre-Closing Occurrences. Sellers shall take no action to exclude or remove the Companies or the Subsidiaries from coverage under any such Pre-Closing Insurance with respect to Pre-Closing Occurrences. Sellers shall reasonably cooperate with the Purchaser in the pursuit of the collection of all insurance proceeds in respect of claims made by the Purchaser, the Companies or the Subsidiaries with respect to Pre-Closing Occurrences. Purchaser shall reimburse Sellers in a timely manner for all reasonable costs and expenses incurred by Sellers or their Affiliates in connection with such cooperation. This Section 5.19 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 5.19 is intended to waive or abrogate in any way Sellers’ rights to insurance coverage.

5.20 Common Interest and Cooperation Agreement. Sections 4.1 (other than the last sentence thereof), 4.2, 4.4. 4.5, 4.6, 5.1 and 5.2 of the Common Interest and Cooperation Agreement shall apply mutatis mutandis to this Agreement, as if they have been fully set forth herein and effective as of the date hereof through the Closing or the termination of this Agreement.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions of the Sellers and Companies to Closing. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of each of the following conditions by the Purchaser, any and all of which may be waived in writing by the Sellers:

(a) the representations and warranties of the Purchaser set forth in Article 4 shall be true and correct in all material respects (or in all respects, in the case of representations and warranties qualified by materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date), except to the extent the failure of such representations and warranties to be so true and correct would not in the aggregate have a material adverse effect on ability of the Purchaser to consummate the transactions contemplated hereby;

(b) the Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by the Purchaser under this Agreement prior to or on the Closing Date;

(c) on the Closing Date, no provision of applicable Law and no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Document shall have been issued and remain in force;

(d) the Purchaser shall have delivered, or caused to be delivered, to the Sellers all items required to be delivered in accordance with Section 7.3; and

(e) the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

6.2 Conditions of the Purchaser to Closing. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing of each of the following conditions by the Sellers, any and all of which may be waived in writing by the Purchaser:

(a) (i) the representations and warranties of the Sellers set forth in Article 3 (other than the Fundamental Representations and Section 3.6(d)(ii)) shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the representation and warranty of the Sellers in Section 3.6(d)(ii) shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing, (iii) the representations and warranties of the Sellers in Section 3.4, 3.5(a), 3.5(b), 3.5(c), 3.5(d) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing as though made at and as of the Closing and (iv) the Fundamental Representations (other than 3.4, 3.5(a), 3.5(b), 3.5(c), 3.5(d)) shall be true and correct in all material respect (without giving effect to any materiality or Material Adverse Effect qualifications contained herein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b) the Sellers and the Companies shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by the Sellers or the Companies under this Agreement prior to or on the Closing Date;

(c) on the Closing Date, no provision of applicable Law and no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Document shall have been issued and remain in force;

(d) the Sellers shall have delivered, or caused to be delivered, to the Purchaser all items required to be delivered in accordance with Section 7.2; and

(e) the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

ARTICLE 7

CLOSING

7.1 Time and Place of the Closing. The consummation of the purchase and sale of the Units and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Schulte, Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, as soon as possible, but in no event later than the third Business Day after satisfaction or, to the extent legally permissible, waiver by the party entitled to the benefit of, each of the conditions set forth in Article 6 (other than those conditions that, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time or place as the Parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing may take place by delivery of the documents required to be delivered at the Closing pursuant to this Agreement by facsimile or other electronic transmission. All document deliveries and payments by one Party to another Party at the Closing shall be deemed to have occurred simultaneously and none shall be effective until and unless all have occurred. Subject to the provisions of Article 9, failure to consummate the transactions contemplated in this Agreement on the date and time and at the place determined pursuant to this Section 7.1 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

7.2 Sellers’ Deliverables. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Purchaser of its obligations pursuant to Section 7.3, the Sellers shall deliver, or cause to be delivered, to the Purchaser the following:

(a) a duly executed assignment and assumption agreement related to the transfer of the Units, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser;

(b) counterpart signature pages to the Utility Agreements and the License Agreements, in each case duly executed by the Utility Affiliate a party thereto;

(c) counterpart signature pages to the Transition Services Agreement, the Common Interest and Cooperation Agreement and the Revenue Share Agreement duly executed by each party thereto other than the Purchaser;

(d) a certificate from the Sellers duly executed by an authorized officer of each Seller, dated as of the Closing Date, certifying on behalf each Seller that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(e) a duly executed IRS Form W-9 from each Seller;

(f) a duly executed IRS Form W-9 or applicable IRS Form W-8 from each payee of Transaction Expenses or Indebtedness;

(g) the Check the Box Elections;

(h) the Section 338 Election Forms;

(i) resignations of officers and/or members of the board of directors (or equivalent) of the Companies and the Subsidiaries (in their capacities as officers and/or members and not as employees, if applicable) which have been requested in writing by Purchaser at least five (5) Business Days prior to the scheduled Closing Date, such resignations to be effective concurrently with the Closing; and

(j) evidence of termination of each Contract between any of the Companies and the Subsidiaries on the one hand and each Utility Affiliate on the other hand (other than the Utility Agreements).

7.3 Purchaser’s Deliverables. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by the Sellers of their obligations pursuant to Section 7.2, the Purchaser shall deliver, or cause to be delivered, the following:

(a) a duly executed assignment and assumption agreement related to the transfer of the Units, dated as of the Closing Date, in form and substance reasonably satisfactory to the Sellers;

(b) wire transfer(s) of immediately available funds of an amount equal to the Estimated Cash Purchase Price to an account (or accounts) designated by the Sellers, in accordance with Section 2.2;

(c) the Seller Note, together with, the Pledge and Security Agreement (as defined in the Seller Note) and to the extent required by the terms of the Seller Note, any related promissory notes, and all related ancillary documentation and schedules required to be delivered by the Purchaser or its Affiliates pursuant thereto (including all of the deliverables set forth in or contemplated by Section 5.14 of the Seller Note), in each case to the extent applicable duly executed by the Purchaser or such Affiliate, in each case, in accordance with Section 2.2;

(d) counterpart signature pages to the Utility Agreements, the License Agreement, the Revenue Share Agreement, the Common Interest and Cooperation Agreement and the Transition Services Agreement, in each case duly executed by Purchaser;

(e) on behalf of the Company or the Subsidiaries (as applicable), wire transfer(s) of immediately available funds of all amounts necessary to discharge fully all Estimated Closing Transaction Expenses, in the amounts and in accordance with the payment instructions set forth on the Preliminary Closing Statement; and

(f) to the Sellers, a certificate by an authorized officer of the Purchaser, dated as of the Closing, certifying on behalf of the Purchaser that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been fulfilled.

ARTICLE 8

TAX MATTERS

8.1 Liability for Taxes.

(a) From and after Closing, the Sellers shall jointly and severally be liable for, and indemnify and hold harmless the Purchaser and its Affiliates from and against any Losses attributable to (i) any Taxes of the Companies or the Subsidiaries for any Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date; (ii) all Taxes relating to the ownership or operation of the Business or the acquisition, ownership, or sale of any assets primarily related to the Business in any Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date; (iii) any Taxes of Sellers or of any other Person for which any Company or Subsidiary is liable, including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a result of being a member of an affiliated, consolidated, joint, unitary, combined or similar group for Tax purposes including Sellers or any

Affiliate of any Seller other than the Companies and the Subsidiaries on or prior to the Closing Date, or as a successor or transferee or otherwise as a matter of Law to the extent arising from a transaction or event occurring prior to the Closing; (iv) any payments required to be made by the Companies or the Subsidiaries following the Closing Date pursuant to any Tax allocation, Tax indemnity, or Tax sharing agreement entered into by any Company or Subsidiary prior to the Closing (other than any such agreements solely among Companies and/or Subsidiaries or any customary agreements entered into in the ordinary course of business that do not primarily relate to Tax matters); and (v) any Taxes arising from or imposed in connection with the transfer, conveyance or assignment of any assets pursuant to Section 5.16 or the termination of the Terminated Affiliate Obligations pursuant to Section 5.9 (clauses (i) through (v), collectively, the “Pre-Closing Tax Indemnity”). Notwithstanding the foregoing, the Purchaser and its Affiliates shall first seek recovery under the Representations and Warranties Insurance Policy before seeking recovery from the Sellers pursuant to the Pre-Closing Tax Indemnity.

(b) Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes for a Straddle Period which is allocable to the Pre-Closing Tax Period or the Post-Closing Tax Period, (i) any Taxes attributable to the Straddle Period that are based on or related to income, gains, or receipts will be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books (such Taxes allocable to the Pre-Closing Tax Period being determined as if such taxable period ended as of the end of the Closing Date) (provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date, on the one hand, and the portion of the Straddle Period beginning after the Closing Date, on the other hand, in proportion to the number of days in such Straddle Period included in the portion ending on the Closing Date and the number of days in such Straddle Period included in the portion beginning after the Closing) and (ii) any other Taxes will be prorated between the Pre-Closing Tax Period and the Post-Closing Tax Period based upon the number of days in the applicable period ending on and including the Closing Date and the number of days in the portion of the Straddle Period beginning on and including the day after the Closing Date.

8.2 Preparation and Filing of Company Tax Returns.

(a) The Sellers shall prepare or cause to be prepared and file or cause to be filed when due (taking account of any applicable extensions) all Tax Returns that are required to be filed by the Sellers, the Companies, or the Subsidiaries that are (i) Tax Returns due on or before the Closing Date (“Pre-Closing Returns”), (ii) Tax Returns due after the Closing Date for taxable years ending on or before the Closing Date (“Seller Separate Returns”) and (iii) Tax Returns of any affiliated, consolidated, joint, unitary, combined or similar group for Tax purposes that includes the Companies or the Subsidiaries and of which an Affiliate of the Sellers other than the Companies and the Subsidiaries is the common parent (“Seller Consolidated Returns” and together with the Pre-Closing Returns and Seller Separate Returns, the “Seller Prepared Returns”), and shall pay or cause to be paid all Taxes shown as due on such Tax Returns. Any such Tax Returns shall be prepared consistent with the past practice of the Companies and the Subsidiaries except to the extent otherwise required by applicable Law. For the avoidance of doubt, any items of income or gain attributable to the Section 338(h)(10) Elections shall be included on the Seller Consolidated Return for the Pre-Closing Tax Period. Any Seller Separate Returns that are filed following the

Closing Date shall be submitted (with copies of any relevant Schedules, work papers and other documentation then available) to the Purchaser for the Purchaser’s review and approval at least thirty (30) days prior to the filing of such Tax Return (or as soon as reasonably practicable in the case of any Seller Separate Return that is due within thirty (30) days of Closing or which is a non-income Tax Return), and Seller will incorporate any reasonable comments received from Purchaser at least ten (10) days prior to filing, and no such Tax Return will be filed without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).

(b) Following the Closing, the Purchaser shall prepare or cause to be prepared and file or cause to be filed when due (taking account of any applicable extensions) all Tax Returns that are required to be filed by the Companies or the Subsidiaries other than the Seller Prepared Returns. Any such Tax Returns of the Companies or Subsidiaries that are Tax Returns for taxable periods ending on or prior to the Closing Date or for Straddle Periods (the “Purchaser Prepared Returns”) shall be prepared in accordance with the past practice of the Companies and the Subsidiaries except to the extent otherwise required by applicable Law. Any Purchaser Prepared Return shall be submitted (with copies of any relevant Schedules, work papers and other documentation then available) to the Sellers for the Sellers’ review not less than thirty (30) days prior to the due date for the filing of such Tax Return (or as soon as reasonably practicable in the case of any Tax Return that is due within thirty (30) days of Closing or which is a non-income Tax Return), and Purchaser will incorporate any reasonable comments received from Sellers related to the Pre-Closing Tax Period at least ten (10) days prior to filing; provided that with respect to any Purchaser Prepared Returns that are filed following the Closing Date for which Seller could reasonably be expected to be liable in accordance with Section 8.1(a), no such Purchaser Prepared Return will be filed without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). Sellers shall pay or cause to be paid to Purchaser the portion of any Taxes due with a Purchaser Prepared Return for which Sellers are responsible pursuant to Section 8.1(a) at least five (5) days prior to the filing of any Purchaser Prepared Return.

8.3 Contest Provisions. If, after the Closing, the Purchaser or any of its Affiliates receives written notice from a Governmental Authority of any pending or threatened Tax audits or assessments or other disputes, assessments or proceedings concerning Taxes of any Company or Subsidiary for a taxable period ending on or prior to the Closing Date or a Straddle Period and with respect to which the Sellers are responsible under this Agreement (a “Tax Proceeding”), the Purchaser shall promptly notify the Sellers of the Tax Proceeding in writing and in any event within ten (10) days after receiving the notice of the Tax Proceeding; provided, that the failure of Purchaser to timely give such notice shall not relieve the Sellers of any of their obligations under this Agreement, except to the extent that the Sellers are actually and materially prejudiced by such failure. The Sellers shall have the right to elect to control any Tax Proceeding relating solely to a taxable period ending on or prior to the Closing Date and to employ counsel of their choice at their expense; provided, that (A) Sellers shall keep Purchaser reasonably informed regarding any material development of such Tax Proceeding and shall permit Purchaser to participate in such Tax Proceeding at its own expense (to the extent such participation is permitted by the applicable Governmental Authority), and (B) Sellers shall not settle, compromise or abandon any such Tax Proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. In the case of (i) any Tax Proceeding relating to a taxable period ending on or prior to the Closing Date that Sellers do not timely elect to assume the control of or (ii) any Tax Proceeding relating to any Straddle Period, Purchaser shall have the right to control such Tax Proceeding and to employ counsel of its choice; provided, that (A) Purchaser shall keep Sellers reasonably informed regarding any material development of such Tax Proceeding and shall permit Sellers to participate in such Tax Proceeding at their own expense (to the extent such participation is permitted by the applicable Governmental Authority), and (B) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the rights of the Sellers with respect to any Tax Proceeding shall be subject to any rights of the insurer with respect to such Tax Proceeding pursuant to the Representations and Warranties Insurance Policy, unless the Sellers agree that the Sellers will be fully liable for any Losses resulting from such Tax Proceeding. This Section 8.3 shall not apply to the audit of any Seller Consolidated Return and the Sellers will have the exclusive right to control, at its own expense, any audit of a Seller Consolidated Return, including, without limitation, any disposition or settlement of such audit.

8.4 Post-Closing Actions Which Affect the Sellers’ Tax Liability. Except as required by applicable Law, neither the Purchaser nor any Affiliate of the Purchaser shall amend or refile any Tax Return of any Company or Subsidiary with respect to any taxable period ending on or prior to the Closing Date or any Straddle Period, nor, make or change any Tax election that is retroactive to any taxable period (or portion thereof) ending on or before the Closing Date, in each case, without the prior written consent of the Sellers, such consent not to be unreasonably withheld, conditioned or delayed, in each case if such amendment, refiling or election would result in an increase in any Tax liability taken into account for purposes of calculating the Final Cash Purchase Price after giving effect to all adjustments set forth in Section 2.4 or reasonably be expected to result in Sellers or their Affiliates being liable for any amounts with respect to Taxes under this Agreement or pursuant to applicable Law.

8.5 Refunds. Any refunds of Taxes attributable to any Pre-Closing Tax Period for which Sellers are responsible for pursuant to Section 8.1(a) shall be for the account of the Sellers (other than any refund (i) that was taken into account for purposes of calculating the Final Cash Purchase Price after giving effect to all adjustments set forth in Section 2.4, (ii) that results from the carry back required by applicable Law of any Tax assets attributable to a Tax period or portion of a Straddle Period beginning after the Closing Date, and (iii) of Transfer Taxes, each of which shall be for the account of Purchaser). To the extent the Purchaser or any Company or Subsidiary receives a refund that is for the account of the Seller, such refund shall be paid by the Purchaser to the Sellers net of any Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining such Tax refund within ten (10) days of receipt thereof. In determining the portion of a Tax refund relating to a Pre-Closing Tax Period, any refund of Taxes relating to a Straddle Period shall be apportioned between the portion of such period ending on the Closing Date and the portion of such taxable period beginning on the day after the Closing Date in accordance with the same principles provided for in Section 8.1(b).

8.6 Check the Box Elections. The Sellers shall prepare a properly completed IRS Form 8832 for the Companies and each Subsidiary, electing for each Company and each Subsidiary to be classified as a corporation for U.S. federal income Tax purposes effective no later than one (1) day prior to the Closing Date (the “Check the Box Elections”) and shall deliver drafts of the Check the Box Elections to the Purchaser at least five (5) Business Days prior to the Closing Date. The Purchaser shall be entitled to review and comment on such draft IRS Forms 8832 and the Sellers shall revise such draft IRS Forms 8832 in accordance with the Purchaser’s reasonable comments. On the Closing Date, the Sellers shall provide to the Purchaser such Check the Box Elections, properly executed, and the Purchaser shall file the Check the Box Elections with the Internal Revenue Service promptly following the Closing.

8.7 Section 338(h)(10) Elections.

(a) Sellers and Purchaser shall join in making timely and irrevocable elections under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder and any corresponding election under state, local, or foreign Law) (the “Section 338(h)(10) Elections”) with respect to Purchaser’s purchase of each of the Companies and the Subsidiaries pursuant to this Agreement. The Sellers shall prepare a properly completed IRS Form 8023 and any similar forms required by applicable state and local Tax Law (collectively, the “Section 338 Election Forms”) and shall deliver a draft of the Section 338 Election Forms to the Purchaser at least five (5) Business Days prior to the Closing Date. The Purchaser shall be entitled to review and comment on such draft Section 338 Election Forms and the Sellers shall revise such draft Section 338 Election Forms in accordance with the Purchaser’s reasonable comments. On the Closing Date, the Sellers shall provide to the Purchaser such Section 338 Election Forms, properly executed by the Sellers. The Purchaser shall execute and file the Section 338 Election Forms with the Internal Revenue Service and any other applicable Governmental Authority promptly following the Closing and shall provide Sellers a copy of such filings.

(b) Within thirty (30) days following the final determination of the Final Cash Purchase Price pursuant to Section 2.4 (but no later than ninety (90) days prior to the due date for the Section 338 Allocation Forms, taking account of any applicable extensions), Purchaser shall prepare a determination of the Aggregate Deemed Sales Price (as defined in the applicable Treasury Regulations under Section 338 of the Code) (“ADSP”) and a proposed allocation of the ADSP among the assets of each Company in a manner consistent with Sections 338 and 1060 of the Code (the “Proposed Section 338(h)(10) Allocation”) and shall deliver the Proposed Section 338(h)(10) Allocation to Sellers. Within thirty (30) days of receipt of the Proposed Section 338(h)(10) Allocation, Sellers shall notify Purchaser that Sellers agree with the Proposed Section 338(h)(10) Allocation or shall identify any objections to the Proposed Section 338(h)(10) Allocation. Purchaser and Sellers shall use commercially reasonable efforts to resolve any disagreement over the Proposed Section 338(h)(10) Allocation. If Purchaser and Sellers cannot agree on a mutually satisfactory allocation within thirty (30) days after delivery of the Proposed Section 338(h)(10) Allocation, the Accounting Arbitrator shall determine the appropriate allocation, which determination shall be binding on the parties. The costs and expenses of the Accounting Arbitrator shall be borne by Purchaser and Sellers in the manner provided in Section 2.4(d). As soon as practicable after Purchaser and Sellers are in agreement on the allocation or the allocation has otherwise been finally determined in accordance with this Section 8.7(b) (the “Final Section 338(h)(10) Allocation”), Purchaser shall prepare consistently therewith IRS Form 8883 and any similar forms required by applicable state and local Tax Law (collectively, the “Section 338 Allocation Forms”), and promptly deliver copies of the Section 338 Allocation Forms to Seller for review and approval (not to be unreasonably withheld, conditioned or delayed) and the Purchaser shall revise such draft Section 338 Allocation Forms in accordance with the Sellers’ reasonable comments. If the purchase price is increased as a result of an adjustment pursuant to this Agreement or the payment of any Delayed Payment, then the Final Section 338(h)(10) Allocation shall be adjusted to increase amounts allocable to goodwill. If the purchase price is decreased as a result of an adjustment pursuant to this Agreement, then the Final Section 338(h)(10) Allocation shall be adjusted to decrease amounts allocable to goodwill and, with respect to any excess, the Final Section 338(h)(10) Allocation shall be adjusted as mutually agreed by Purchaser and Sellers. Purchaser, the Companies, the Subsidiaries and Sellers shall file all Tax Returns (including but not limited to the Section 338 Election Forms and the Section 338 Allocation Forms) consistent with the Final Section 338(h)(10) Allocation and will not take any position contrary thereto except pursuant to a “determination” within the meaning of Section 1313 of the Code.

8.8 Cooperation on Tax Matters. Purchaser and Sellers shall, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to, reasonably cooperate in connection with the preparation of any Tax Return or claim for refund, the determination of any Tax liability or indemnification obligation, the preparation, defense and conduct of any audit, investigation or other proceeding relating to Taxes, or otherwise with respect to the Taxes of the Companies or the Subsidiaries or with respect to the Business. Such cooperation shall include furnishing to each other, upon request, such information (including access to Tax Returns, books, records and employees) and assistance as is reasonably requested in connection with any such Tax Return, refund, determination, audit, investigation or proceeding relating to Taxes. Except as otherwise provided in this Agreement, the party requesting assistance pursuant to this Section 8.8 shall reimburse the other party for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other party for any reasonable costs (excluding wages, salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs.

8.9 Characterization of Tax Indemnification Payments. Any payment under this Article 8 shall be treated as an adjustment to the Cash Purchase Price for Tax purposes except to the extent otherwise required by applicable Law.

8.10 Survival of Tax Matters Covenants. The provisions of this Article 8 shall survive the Closing until sixty (60) days following the expiration of the statute of limitations under applicable Tax Law.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of the Seller and the Purchaser;

(b) by the Sellers or the Purchaser if the Closing has not occurred on or before 5:00 p.m., New York time on December 27, 2021 (the “Closing End Date”); provided, that neither the Purchaser nor the Sellers will be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such Person’s (or, in the case of the Sellers, including any of the Companies’) breach of, or failure to fulfill any obligation under, this Agreement or any other Ancillary Document to which such Person is or will be Party has been a cause of the failure of the Closing to occur on or prior to such time on the Closing End Date; provided, further, that the Purchaser or the Sellers may, from time to time by written notice prior to the Closing End Date, extend the Closing End Date to a time and date not later than 5:00 p.m., New York time on the date that is nine (9) months following the Closing End Date set forth above in the event that the conditions set forth in Sections 6.1(c), 6.1(e), 6.2(c) or 6.2(e) are the only conditions to Closing that have not been satisfied so long as the notifying Party is, and has been since the date hereof, diligently pursing the satisfaction of such conditions.

(c) by the Sellers or the Purchaser, upon delivery of written notice to the other, of any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction, that permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Ancillary Documents, subject, however, to compliance by the terminating Party with the terms of Section 5.1; provided, that neither the Purchaser nor the Sellers will be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such order, decree or judgment is a result of such Person’s (or, in the case of the Sellers, including any of the Companies’) breach of, or failure to fulfill any obligation under, this Agreement or any other Ancillary Document to which such Person is or will be Party.

(d) by the Purchaser (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Article 6 not to be satisfied), upon written notice to the Sellers, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Sellers or the Companies contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article 6 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Purchaser or cured by the Sellers, as applicable, within twenty (20) Business Days after receipt by the Sellers of written notice thereof from the Purchaser or is not reasonably capable of being cured prior to the Closing End Date;

(e) by the Sellers (if they are not in breach of their representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Article 6 not to be satisfied), upon written notice to the Purchaser, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Article 6 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Sellers or cured by the Purchaser, as applicable, within twenty (20) Business Days after receipt by the Purchaser of written notice thereof from the Sellers or is not reasonably capable of being cured prior to the Closing End Date; or

(f) by the Sellers, upon written notice to the Purchaser, if: (i) each of the conditions set forth in Section 6.2 has been satisfied or waived by the Purchaser (other than those conditions that, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); (ii) the Sellers have irrevocably notified the Purchaser in writing that the Sellers and Companies are ready, willing and able to consummate the transactions contemplated by this Agreement; and (iii) the Purchaser fails to consummate the transactions contemplated by this Agreement within two (2) Business Days following delivery of such notice by the Sellers.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.4, this Article 9, Article 11, and the Confidentiality Agreement, all of which shall continue in full force and effect). Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1 shall not relieve any Party from Liabilities or Losses (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by a Party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) for Fraud or willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination.

ARTICLE 10

INDEMNIFICATION; LIMITATIONS

10.1 No Survival; Exclusive Remedy; Representations and Warranties Insurance Policy.

(a) All representations and warranties and pre-Closing covenants of the Parties and any certificate related to any such representations and warranties and pre-Closing covenants shall terminate upon, and shall not survive, the Closing, and none of the Parties, nor any of their Affiliates, nor any of their respective directors, officers, employees, equityholders, partners, members, managers, trustees, beneficiaries or Representatives shall have any liability whatsoever with respect to any such representations and warranties or pre-Closing covenants, and no claim for breach of any such representation, warranty, pre-Closing covenant, or any claim for detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after Closing with respect thereto against the other Party nor any Affiliate of such Party, or any director, officer, employee, equityholder, partner, member, manager, trustee, beneficiary or Representative of such Party or any Affiliate of the such Party except in the case of Fraud. For the avoidance of doubt, such pre-Closing covenants shall not include the Pre-Closing Tax Indemnity and other covenants contained in Article 8, which shall survive for the period specified in Section 8.10. Recovery by the Purchaser in respect of all losses arising or resulting from or related to a breach of any representation or warranty or pre-Closing covenant shall be limited to the Representations and Warranties Insurance Policy, except for (i) losses recoverable under the Pre-Closing Tax Indemnity and (ii) in cases of Fraud.

(b) Except in the case of Fraud, the Representations and Warranties Insurance Policy is the sole and exclusive remedy of the Purchaser for any breach of the representations and warranties and pre-Closing covenants set forth in this Agreement or the certificate delivered pursuant to Section 7.2(d), including those caused by any breach of or inaccuracy in any representation or warranty or breach, nonfulfillment or default in the performance of any of the pre-Closing covenants or agreements contained in this Agreement. Other than as expressly set forth in this Agreement or any Ancillary Document, the Parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise, including under the Racketeer Influence and Corrupt Organizations Act of 1970 and under any Environmental Laws), all of which the Parties hereby waive. In furtherance of the foregoing, effective as of the Effective Time and subject to this Article 10, the Purchaser hereby waives and releases to the fullest extent permitted under applicable Law, the Sellers and each of their respective Affiliates, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Sellers or any of their respective Affiliates relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated under this Agreement (including relating to any exhibit, Schedule or document delivered under this Agreement), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters, in each case, other than (A) as expressly set forth in this Agreement or any Ancillary Document and (B) with respect to any matters described on Schedule 5.9 and any rights that expressly survive the termination of the Contracts with the Utility Affiliates referenced in Section 7.2(i). Effective as of the Effective Time and subject to this Article 10, each Seller hereby waives and releases to the fullest extent permitted under applicable Law, the Purchaser and its Affiliates (including for the avoidance of doubt, the Company and its Subsidiaries), whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Purchaser or its Affiliates relating (directly or indirectly) to (1) the subject matter of this Agreement or the transactions contemplated under this Agreement (including relating to any exhibit, Schedule or document delivered under this Agreement), including whether arising under or based upon any federal, state, local or foreign statute, Law or ordinance or otherwise, including any rights, claims or causes of action with respect to any environmental, health or safety matters or (2) the Companies and the Subsidiaries or any actions taken or failed to be taken by the Purchaser, the Companies, the Subsidiaries and its respective Affiliates in any capacity related to the Companies and the Subsidiaries or the operation of the Business of the Companies and the Subsidiaries, in each case, other than (A) as expressly set forth in this Agreement or any Ancillary Document and (B) with respect to any matters described on Schedule 5.9 and any rights that expressly survive the termination of the Contracts with the Utility Affiliates referenced in Section 7.2(i).

(c) The Purchaser acknowledges and agrees that the provisions of this Section 10.1 will apply regardless of whether (a) the Purchaser maintains the Representations and Warranties Insurance Policy following the Closing, (b) the Representations and Warranties Insurance Policy is revoked, cancelled, or modified in any manner after issuance, or (c) the Purchaser makes a claim under the Representations and Warranties Insurance Policy and such claim is denied by the insurer.

10.2 Representations and Warranties Insurance Policy. The Purchaser agrees that it will cause the Representations and Warranties Insurance Policy to expressly exclude rights of subrogation against the Sellers and each of the Seller’s officers, directors, partners, managers, equity holders, employees, and Affiliates. The Purchaser and its Affiliates will not amend, waive or otherwise modify the Representations and Warranties Insurance Policy in any manner adverse to the Sellers without the prior written consent of the Sellers.

10.3 Indemnity. Notwithstanding anything contrary in this Article 10:

(a) Purchaser Indemnity. Purchaser shall indemnify, defend, save and hold harmless the Seller Group Indemnified Parties from and against all Losses (without duplication) that arise out of: (i) the conduct of the Business before, at and after the date of the Agreement and (ii) liabilities to the extent arising out of, based on or resulting from the Business. For the avoidance of doubt, Purchaser shall not be required to indemnify the Seller Group Indemnified Parties hereunder for any Losses to the extent arising out of the business of the Seller Group (other than the Business) (whether before or after the Effective Time) or any Losses to the extent arising out of the transactions of the Seller Group with the Business pursuant to the Ancillary Documents at or after the Effective Time.

(b) Seller Indemnity. Sellers shall indemnify, defend, save and hold harmless the Purchaser Indemnified Parties from and against all Losses (without duplication) that arise out of: (i) the conduct of the businesses of the Seller Group (other than the Business) before, at and after the Effective Time and (ii) liabilities to the extent arising out of, based on or resulting from businesses of the Seller Group (other than the Business). Notwithstanding anything to the contrary, the parties acknowledge and agree that (x) the purpose of this Section 10.3 is to effect the separation of the Business from the Seller Group as it may relate to liabilities and expressly not to serve as recourse to the Seller Group for breaches of the representations and warranties in Article 3 and (y) for the avoidance of doubt, Sellers shall not be required to indemnify the Purchaser Indemnified Parties hereunder for any Losses to the extent arising out of the Business (whether before or after the Effective Time) or any Losses to the extent arising out of (1) the transactions of the Seller Group with the Business pursuant to the Ancillary Documents at or after the Effective Time or (2) any Contracts set forth on Schedule 10.3(b) between any of the Companies or the Subsidiaries, on the one hand, and any other members of the Seller Group, on the other hand, including the Contracts with the Utility Affiliates referenced in Section 7.2(i). Purchaser shall make claims against the Representations and Warranties Insurance Policy to the extent coverage is available and Purchaser reasonably determines there is a claim to be made thereunder prior to (or substantially concurrent with) the making of any claim under this Article 10 and any proceeds recovered; provided, for the avoidance of doubt, the foregoing shall not be construed as providing that the indemnification in this Article 10 serves as recourse to the Seller Group for breaches of the representations and warranties in Article 3.

(c) Determination of Loss Amount.

(i)

The amount of any Loss subject to indemnification under Section 10.3 shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment recovered by the Indemnified Party (or its Affiliates) from any third party with respect thereto, net of any retropremiums, out-of-pocket expenses and costs of recovery, if any (“Third-Party Proceeds”). The Indemnified Party shall take all commercially reasonable actions to seek full and prompt recovery from any Third-Party Proceeds covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder; provided, that the Indemnified Party’s inability to collect or recover any such Third-Party Proceeds shall not limit or otherwise delay the Indemnifying Party’s obligation hereunder. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of any retropremiums, out-pocket-expenses and costs of recovery) shall be made promptly to the Indemnifying Party. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. If the Indemnifying Party elects to control the defense of any claim pursuant to Section 10.3(d), then the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstance in respect of which the Indemnified Party may have any right, defense or claim pursuant to the applicable insurance policies. The Indemnified Party shall cooperate with and take such actions as reasonably requested by the Indemnifying Party in a reasonable manner, and at the cost of the Indemnifying Party, in presenting any subrogated right, defense or claim and effecting any such subrogation.

(ii)	An Indemnified Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one Loss.

(iii)

Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any right to indemnification hereunder with respect to any Loss or alleged Loss to the extent such Loss or alleged Loss (i) is included in the final calculation of Cash, Indebtedness, Transaction Expenses, or Net Working Capital or (ii) is a possible or potential Loss that an Indemnified Party believes may be incurred rather than an actual Loss that has, in fact, been incurred by an Indemnified Party (which shall not limit the ability of any Indemnified Party to submit a notice of a Claim in accordance with Section 10.3(d)).

(iv)

Neither the Purchaser Group nor the Seller Group shall be required to indemnify, defend or hold harmless the Seller Group or the Purchaser Group, as applicable, for any Losses in a cumulative aggregate basis (taking into account all amounts paid hereunder) exceeding the Base Amount.

(d) Notice of Claim. After receipt by the Purchaser Indemnified Parties or the Seller Group Indemnified Parties, as the case may be (the “Indemnified Party”), of notice, or its actual discovery, of any action, proceeding, claim, demand, or potential claims, which could give rise to a right of indemnification pursuant to Section 10.3, as applicable (any of which is individually referred to as a “Claim”), Indemnified Party shall give the other party (the “Indemnifying Party”) written notice describing the Claim in reasonable detail; provided that no delay by the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any Liability hereunder unless (and solely to the extent that) the Indemnifying Party’s position is actually prejudiced by such a delay. In the event that the Indemnifying Party notifies the Indemnified Party, within 30 days after such notice that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the Claim with counsel of its choice, provided such counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its or their sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses for the separate co-counsel to the extent the Indemnifying party concludes reasonably that the counsel selected by the Indemnifying Party has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the written consent of the Indemnifying Party and (iv) Indemnifying Party will not consent to the entry of any judgment with respect to the Claim, or enter into any settlement which does not include a provision whereby plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the prior written consent of the Indemnified Party. In the event that the Indemnifying Party does not notify the Indemnified Party within 30 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party is assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the Claim in any manner the Indemnified Party reasonably deems appropriate, at the Indemnifying Party’s sole cost and expense (including attorney’s fees).

ARTICLE 11

MISCELLANEOUS

11.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall together constitute one and the same document. Delivery of an executed counterpart signature page to this Agreement by electronic means (including, without limitation, DocuSign or portable document format (.pdf)) is as effective as executing and delivering this Agreement in the presence of the other Parties to this Agreement.

11.2 Notices. Any and all notices required or permitted under this Agreement must be made or given in writing and delivered in person or sent by postage, pre-paid, United States mail, certified or registered, return receipt requested, or by a recognized overnight carrier, or by e-mail, to the other Party at the addresses set forth below. All notices will be deemed given and effective on the earliest to occur of actual receipt and (i) when sent, if sent by e-mail, (ii) the hand delivery of the notice at the address for notices, (iii) one (1) Business Day after the deposit of such notice with an overnight carrier service by the time deadline for next day delivery addressed to the address for notices, or (iv) three (3) Business Days after depositing the notice in the United States mail. The addresses of the Parties for purposes of notice are as follows:

If to the Sellers:	American Water Enterprises, LLC and American Water (USA), LLC c/o American Water Works Company, Inc.
Address:	1 Water Street Camden, NJ 08102
Attention:	Jordan Mersky
Telephone:	(856) 955-4535
E-mail:	jordan.mersky@amwater.com

with a copy to:	Schulte, Roth & Zabel LLP
Address:	919 Third Avenue New York, NY 10022
Attention:	Brian C. Miner
Telephone:	(212) 756-2010
E-mail:	brian.miner@srz.com

and

with a copy to:	Shearman & Sterling LLP
Address:	599 Lexington Avenue New York, NY 10022
Attention:	Scott Petepiece
Telephone:	(212) 848-8576
E-mail:	spetepiece@shearman.com

If to the Purchaser:	Lakehouse Buyer Inc. c/o Apax Partners US, LLC
Address:	601 Lexington Avenue 53rd Floor New York, NY 10022
Attention:	Ashish Karandikar; Nedu Ottih
Telephone:	(212) 419-2495
E-mail:	Ashish.Karandikar@apax.com;Nedu.Ottih@apax.com

with a copy to:	Simpson Thacher & Bartlett LLP
Address:	425 Lexington Ave. New York, NY 10017
Attention:	Ryerson Symons; Ben Schaye
Telephone:	(212) 455-2813; (212) 455-7866
E-mail:	ryerson@stblaw.com; ben.schaye@stblaw.com

Either Party may change its address for notice by notice to the other in the manner set forth above.

11.3 Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Notwithstanding anything to the contrary in Article 8, the Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (“Transfer Taxes”). The party legally responsible for doing so will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and the other party will cooperate with respect to the filing of such Tax Returns and other documentation and the payment of such Transfer Taxes and, if required by law, shall join or cause its Affiliates to join in the execution of any such Tax Returns and other documentation. Should the Sellers, the Companies, the Subsidiaries, or any Affiliate of any of them pay prior to Closing, or should the Sellers or any continuing Affiliate of the Sellers pay after Closing, any amount for which the Purchaser is liable under this Section 11.3, the Purchaser shall, promptly following receipt of the Sellers’ invoice, describing the amount in reasonable detail, reimburse the amount paid.

11.4 Expenses. Except as provided in Section 5.1, all expenses incurred by the Sellers in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants, and financial advisers employed by the Sellers, shall be borne solely and entirely by the Seller, and all such expenses incurred by the Purchaser shall be borne solely and entirely by the Purchaser.

11.5 Governing Law. This Agreement, any Legal Proceeding arising out of or relating to this Agreement, and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.

11.6 Dispute Resolution. Each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the United States federal courts located in the State of Delaware, and any appellate court therefrom, with respect to any dispute, controversy, or claim arising out of, in relation to, or in connection with, this Agreement and the other Ancillary Documents, and each of the Parties irrevocably and unconditionally agrees that any Legal Proceeding instituted by it against the other with respect to any such dispute, controversy, or claim (except to the extent a dispute, controversy, or claim arises out of, in relation to, or in connection with, the determination of the Final Cash Purchase Price pursuant to Section 2.4 that is referred to the Accounting Arbitrator pursuant to that Section) will be instituted exclusively in such courts. Each Party irrevocably and unconditionally: (a) submits to the exclusive jurisdiction of such courts; (b) waives any objection to laying venue in any such Legal Proceeding in such courts; (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 11.2. Notwithstanding the foregoing, a Party may commence any lawsuit in a court other than the above named courts solely for the purpose of enforcing an order or judgment issued by one of the above named courts. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in any other U.S. state for any purpose except as provided in this Agreement and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. The Parties hereby irrevocably and unconditionally waive trial by jury in any Legal Proceeding brought by any Party against another Party in any matter whatsoever arising out of, in relation to, or in connection with, this Agreement and the other Ancillary Documents or the transactions contemplated hereby and thereby. Each Party certifies and acknowledges that it understands and has considered the implications of the foregoing waiver, it makes such waiver voluntarily, and that it has been induced to enter into this Agreement by, among other things, the foregoing waiver.

11.7 Captions. The titles, headings or captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.8 Waivers. Any failure by any Party to comply with any of its obligations, agreements, or conditions in this Agreement contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.9 Assignment. No Party shall assign (including by change of control, merger, consolidation, or equity purchase) or otherwise transfer all or any part of this Agreement to any third Person, nor shall any Party delegate any of its rights or duties under this Agreement (including by change of control, merger, consolidation, or equity purchase) to any third Person, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void, except that Purchaser and the Companies may so assign or otherwise transfer or delegate, in whole or in part: (i) to one or more of their respective Affiliates (provided no such assignment shall relieve the assigning party of any of its obligations hereunder); (ii) or in a sale of all or substantially all of the businesses of the Companies, or (iii) in connection with the transfer or sale of all or substantially all of the businesses in the service territory of one or more existing or new Utility Agreements, in the case of clauses (i) or (ii), this Agreement or its or their rights and/or obligations under this Agreement, and in the case of clause (iii), both the rights and the obligations under Section 10.3 with respect to the businesses being transferred or sold (and only if the transferee or purchaser of such businesses expressly assumes such obligations in writing as a condition to such transfer). Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns.

11.10 Entire Agreement. The Confidentiality Agreement, this Agreement, the other Ancillary Documents and the documents to be executed under this Agreement and the other Ancillary Documents and the Exhibits and Schedules attached hereto and thereto constitute the entire agreement among the Parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement.

11.11 Amendment. This Agreement may be amended or modified only by an agreement in writing signed by the Sellers and the Purchaser and expressly identified as an amendment or modification to this Agreement.

11.12 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Purchaser, the Sellers and the Companies (and their respective successors and permitted assigns) to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to certain Persons pursuant to Section 5.2(b), Section 5.11 and Section 11.18.

11.13 Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained in this Agreement (and any other application of such provision) shall not in any way be affected or impaired thereby.

11.14 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

11.15 References. In this Agreement, unless the context requires otherwise: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into, and made a part of, this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein”, and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “Dollars” means United States Dollars; (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term; (h) ”made available” means that the Purchaser, its Affiliates, or Representatives have had the opportunity, prior to the execution of this Agreement, to review the relevant documents or referenced matters or materials; (i) the word “or” shall not be exclusive; and (j) any reference to any particular Code Section or any other Law will be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty that addresses matters being material or having a Material Adverse Effect shall not be deemed an indication that such matter is, or may be, material or does, or may, have a Material Adverse Effect. Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter set forth on a Schedule as an exception to any representation shall be deemed to be an exception to all other representations for which its relevance is reasonably apparent from the content of such disclosure. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. In the case of a covenant or obligation contained in this Agreement that requires a Party to submit a filing with, deliver notice to, or take other similar action with respect to a Governmental Authority within a period of time specified in this Agreement, in the event that, on the last day of such period of performance, (A) the relevant office of the applicable Governmental Authority is closed by Law or order of a Governmental Authority (including pursuant to one or more Laws or orders of a Governmental Authority relating to COVID-19) on a date on which, absent such Law or order of a Governmental Authority, such Governmental Authority would otherwise not be closed, (B) the applicable Party is unable to perform such covenant or obligation prior to the end of the specified period of performance due solely to the closure of such office of such Governmental Authority, (C) such Party has attempted in good faith to perform or comply with such covenant before the last day of such period, and (D) no reasonable alternative means of performing such covenant or obligation (such as submitting such filing or notice to a different office of such Governmental Authority) is available to such Party, then in such case the relevant period of performance shall be automatically extended until the first Business Day following the date on which such office of such Governmental Authority is reopened.

11.16 Construction. The Purchaser is capable of making such investigation, inspection, review and evaluation of the Units, the equity interests of the Subsidiaries, the Companies, the Subsidiaries, and the Business as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Business, its value, operation, and suitability. The Seller and the Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision of this Agreement.

11.17 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement or any Ancillary Document were not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Sellers or the Companies, on the one hand, or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Sellers or the Companies, on the one hand, and the Purchaser, on the other hand, shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), without the necessity of proving the inadequacy of monetary damages and without the necessity of posting a bond or other security, and to specifically enforce the terms and provisions of this Agreement or any Ancillary Document to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement or any Ancillary Document and this right shall include the right of the Sellers to cause the transactions contemplated by this Agreement and the other Ancillary Documents to be consummated. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of under this Agreement. The Parties further agree that (i) by seeking the remedies provided for in this Section 11.17, a Party shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages) if this Agreement has been terminated or if the remedies provided for in this Section 11.17 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.17 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.17 prior or as a condition to exercising any termination right under Article 9 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 11.17 or anything set forth in this Section 11.17 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 9 or pursue any other remedies under this Agreement that may be available then or thereafter; provided, that in no event shall the Purchaser’s liability under this Agreement exceed the Base Cash Amount. The right of specific enforcement set forth in this Section 11.17 is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The Parties hereby acknowledge that, other than the Purchaser, the Sellers and the Companies, no other Person or any of its Affiliates shall be entitled to enforce specifically the terms and provisions of this Agreement.

11.18 Legal Representation. In any Legal Proceeding by or against the Purchaser wherein the Purchaser asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, the Purchaser agrees in connection with such Legal Proceeding (a) that neither the Purchaser nor counsel therefor will move to seek disqualification of either SRZ or S&S, (b) to waive any right the Purchaser may have to assert the attorney-client privilege against either SRZ or S&S or the Sellers or any of their Affiliates with respect to any communication or information contained in SRZ’s or S&S’s possession or files and (c) to consent to the representation of the Sellers and their Affiliates by both SRZ and S&S, notwithstanding that either SRZ or S&S has or may have represented the Sellers or any of their Affiliates (including the Companies and the Subsidiaries) as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, Legal Proceeding or action, prior to the Closing. This consent and waiver extends to either SRZ or S&S representing the Sellers against the Purchaser, the Companies or the Subsidiaries in litigation, arbitration or mediation in connection with this Agreement or any other Ancillary Document or the transactions contemplated hereby and thereby. In addition, all communications between the Sellers, the Companies and their respective subsidiaries (including the Subsidiaries), on the one hand, and either SRZ or S&S, on the other hand, related to this or any other proposed sale of the Units, the Agreement, any Ancillary Document or the transactions contemplated hereby and thereby shall be deemed to be attorney-client confidences that belong solely to the Seller and their Affiliates (and not the Companies or the Subsidiaries) (the “Seller Pre-Closing Communications”). Accordingly, none of the Purchaser nor, following Closing, the Companies or the Subsidiaries, shall have access to any such Seller Pre-Closing Communications or to the files of either SRZ or S&S relating to such engagement, and all books, records and other materials of the Companies and the Subsidiaries in any medium (including electronic copies) containing or reflecting any of the Seller Pre-Closing Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, are hereby retained by, assigned and transferred to the Sellers effective as of the Closing. Such material and information shall be excluded from the transfer contemplated by this Agreement and may be retained by the Sellers at Closing. From and after the Closing, the Purchaser, the Companies, the Subsidiaries and their respective subsidiaries, Affiliates and Representatives shall maintain the confidentiality of all such material and information. From and after the Closing, none of the Purchaser, the Company, the Subsidiaries and their respective subsidiaries, Affiliates and Representatives shall intentionally access or in any way, directly or indirectly, use or rely upon any such materials or information. Without limiting the generality of the foregoing, from and after the Closing, (a) the Sellers and their Affiliates (and not the Companies or the Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement and the Seller Pre-Closing Communications, and none of the Companies or the Subsidiaries shall be a holder thereof, (b) to the extent that files of either SRZ or S&S in respect of such engagement and with respect to the Seller Pre–Closing Communications constitute property of the Sellers, only the Sellers and their Affiliates (and not the Companies or the Subsidiaries) shall hold such property rights and (c) neither SRZ nor S&S shall have duty whatsoever to reveal or disclose any such attorney-client communications, files or the Seller Pre-Closing Communications to the Companies or the Subsidiaries by reason of any attorney-client relationship between either SRZ or S&S and the Companies or the Subsidiaries or otherwise. As to the Seller Pre-Closing Communications, the Purchaser and its Affiliates (including, after the Closing, the Companies and the Subsidiaries), together with any of their respective successors or assigns, agree that no such Person may use or rely on any of the Seller Pre-Closing Communications in any Legal Proceeding against or involving Sellers or any of their Affiliates after the Closing. The Purchaser further agrees that, on its own behalf and on behalf of its subsidiaries (including, after the Closing, the Companies and the Subsidiaries), the retention of either SRZ or S&S by the Companies and the Subsidiaries shall be deemed completed and terminated without any further action by any Person effective as of the Closing. The Purchaser hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 11.18, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 11.18 is for the benefit of the Sellers and each of SRZ and S&S, and each of SRZ and S&S is an intended third party beneficiary of this Section 11.18. This Section 11.18 shall be irrevocable, and no term of this Section 11.18 may be amended, waived or modified, without the prior written consent of the Sellers and each of SRZ and S&S. The covenants and obligations set forth in this Section 11.18 shall survive for ten (10) years following the Closing Date.

[Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLERS:

AMERICAN WATER ENTERPRISES, LLC

By:	/s/ Eric Palm
Name:	Eric Palm
Title:	President

AMERICAN WATER (USA), LLC

By:	/s/ Stephen Curtis
Name:	Stephen Curtis
Title:	President

[Signature Page to Membership Interest Purchase Agreement]

COMPANIES:

AMERICAN WATER RESOURCES, LLC

By:	/s/ Eric Palm
Name:	Eric Palm
Title:	President

PIVOTAL HOME SOLUTIONS, LLC

By:	/s/ Eric Palm
Name:	Eric Palm
Title:	President

AMERICAN WATER RESOURCES HOLDINGS, LLC

By:	/s/ Eric Palm
Name:	Eric Palm
Title:	President

AWK:

AMERICAN WATER WORKS COMPANY, INC.

By:	/s/ M. Susan Hardwick
Name:	Susan Hardwick
Title:	Executive Vice President and CFO

PURCHASER:

LAKEHOUSE BUYER INC.

By:	/s/ Nedu Ottih
Name:	Nedu Ottih
Title:	Vice President and Secretary

LIST OF EXHIBITS AND SCHEDULES OMITTED FROM FILING

The following exhibits and schedules to the attached Membership Interest Purchase Agreement have been omitted from Exhibit 2.1 pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted exhibits and schedules to the U.S. Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A	Representations and Warranties Insurance Policy
Exhibit B	Form of Utility Agreement
Exhibit C	Form of License Agreement
Exhibit D	Form of Seller Note
Exhibit E	Form of Revenue Share Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Common Interest and Cooperation Agreement

DISCLOSURE SCHEDULES

Schedule 1.1(a)	Accounting Principles
Schedule 1.1(ww)	Material Adverse Effect
Schedule 1.1(ccc)	Permitted Liens
Schedule 1.1(aaaa)	Specified Utility Agreement
Schedule 1.1(kkkk)	Working Capital Example
Schedule 2.7	Delayed Payment
Schedule 3.1	Sellers
Schedule 3.2	Company
Schedule 3.4	Title
Schedule 3.5	Capitalization
Schedule 3.6	Financial Statements; No Undisclosed Liabilities; Absence of Changes
Schedule 3.7	Litigation
Schedule 3.8	Taxes and Assessments
Schedule 3.9	Permits and Approvals; Compliance with Laws
Schedule 3.10	Sufficiency of Assets
Schedule 3.11	Environmental Laws
Schedule 3.12	Properties
Schedule 3.13	Contracts
Schedule 3.14	Intercompany Arrangements
Schedule 3.15	Insurance Policies
Schedule 3.16	Intellectual Property
Schedule 3.17	Labor Matters
Schedule 3.18	Employee Benefits
Schedule 3.19	Service Contracts; Insurance Products
Schedule 3.20	Brokers
Schedule 5.5	Operation of Business
Schedule 5.9	Termination of Affiliate Obligations

Schedule 5.11(c)	Directors’ and Officer’s Insurance
Schedule 5.13	Release of Support Obligations
Schedule 5.14	Seller’s Marks
Schedule 5.16	Transfer of Assets
Schedule 10.3(b)	Seller Indemnity
Exhibit A	Financial Statements
Exhibit B	Balance Sheet
Exhibit C	Schedule of Insurance Policies
Exhibit D	Directors’ and Officers’ Insurance
Exhibit E	Working Capital Example